Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

GP-ACT III ACQUISITION CORP.,

and

DRONAMICS GROUP LIMITED

dated as of November 3, 2026

i

Exhibits

Exhibit A	Sponsor Letter Agreement
Exhibit B	Form of Transaction Support and Voting Agreement

Schedules

Schedule A	Principal Shareholders

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of November 3, 2026 (this “Agreement”), is made and entered into by and among GP-Act III Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Holdco”), GP-Act III Merger Sub, Inc., a Delaware corporation to be incorporated following the date hereof as a wholly-owned subsidiary of Holdco and to become a party to this Agreement prior to Closing (“Merger Sub”), Dronamics Group Limited, a private company limited by shares incorporated and registered in Ireland with registration number 754984 and having its registered office at Fieldfisher Ireland LLP, 45 Mespil Road, Dublin 4, D04 W2F1, Ireland (the “Company”), and a Delaware corporation to be incorporated following the date hereof and to become a party to this Agreement pursuant to Section 6.6 (“Newco”).

RECITALS

WHEREAS, Holdco is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing (as defined below) and subject to the satisfaction or waiver, as applicable, of the applicable conditions of this Agreement, Holdco shall de-register as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Holdco Domestication”), and Holdco intends that such Holdco Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Holdco Domestication Intended Tax Treatment”);

WHEREAS, following the date hereof and prior to the Closing, the Company shall cause Newco to be incorporated under the Laws of the State of Delaware solely for the purpose of consummating the Company Reorganization, the Merger and the other Transactions, and Newco shall become a party to this Agreement pursuant to a joinder agreement in accordance with Section 6.6 (the “Newco Joinder”);

WHEREAS, prior to the Closing and subject to the satisfaction or waiver, as applicable, of the applicable conditions of this Agreement, (i) the Company Shareholders will transfer each Company Share held by them to Newco, by way of share-for-share exchange pursuant to a securities exchange agreement, in consideration for the issue of one share of common stock of Newco (“Newco Stock”), such that following such transfer and exchange, each Company Shareholder will hold one share of Newco Stock for each Company Share so transferred, and the Company will be a wholly-owned subsidiary of Newco, (ii) the Company will novate (or, solely to the extent novation is not available under the terms of the applicable instrument, assign) to Newco, and Newco will assume from the Company, all of (A) the Company’s rights and obligations under the Company SAFEs (such Company SAFEs as so novated or assigned and assumed, the “Newco SAFEs”) pursuant to one or more deeds of novation between the Company and Newco in form and substance reasonably satisfactory to Holdco, to be executed and delivered as part of the Company Reorganization prior to the Closing, and (B) the Company Convertible Notes with respect to which the holders thereof have consented to such assignment and assumption (such Company Convertible Notes as so assigned and assumed, the “Newco Convertible Notes”), (iii) Newco will adopt an equity incentive plan (the “Newco Incentive Plan”) and, subject to Section 3.2(c), assume the Company Options in respect of which the holder has agreed to, or is bound under the Company Incentive Plan (as amended) to accept, a replacement option (such Company Options as so assumed, the “Newco Options”), and thereafter each Newco Option will represent the right to acquire one share of Newco Stock at the price, upon the terms and subject to the conditions set forth in the agreement(s) evidencing such Newco Option and the Newco Incentive Plan, (iv) any shares of Newco Stock issued in connection with Newco’s formation and remaining outstanding immediately prior to the transfer and exchange described in clause (i) will be surrendered and cancelled without consideration, and (v) after actions (i)-(iv) the Company will elect to be treated as an entity that is disregarded from Newco for U.S. federal income tax purposes (collectively, after the election in (v) becomes effective, the “Company Reorganization”), and the Company and Newco intend that such Company Reorganization shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein) (the “Company Reorganization Intended Tax Treatment”);

WHEREAS, in connection with the Holdco Domestication, Holdco shall file a certificate of incorporation, in a form mutually agreeable to Holdco and the Company (the “Certificate of Incorporation of Holdco upon Domestication”), with the office of the Secretary of State of the State of Delaware and adopt bylaws, in a form mutually agreeable to Holdco and the Company (the “Bylaws of Holdco upon Domestication”), and each then issued and outstanding Holdco Class A Ordinary Share (as defined below) shall automatically convert into one Domesticated Holdco Common Share (as defined below), and each other outstanding security of Holdco shall be treated as described in Section 7.9;

WHEREAS, following the Company Reorganization and prior to the Effective Time (as defined below), the Newco SAFEs, the Newco Convertible Notes and the Strategic Investor Instruments shall be converted, repaid or otherwise treated in accordance with Article III and the terms of the applicable instruments and any amendments, consents or waivers obtained in connection therewith;

WHEREAS, following the Holdco Domestication and the Company Reorganization, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will merge with and into Newco, the separate corporate existence of Merger Sub will cease and Newco will be the surviving corporation and a wholly-owned subsidiary of Holdco (the “Merger”), and, following the conversions contemplated by Article III, each share of Newco Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the applicable portion of the Merger Consideration as set forth in this Agreement, and the parties hereto intend that the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Merger Intended Tax Treatment” and, together with the Company Reorganization Intended Tax Treatment and the Holdco Domestication Intended Tax Treatment, the “Intended Tax Treatments”);

WHEREAS, at the Effective Time, each outstanding Newco Option shall be treated in accordance with Article III;

WHEREAS, the board of directors of the Company has unanimously (i) determined that the Company Reorganization and the other Transactions are in the best interests of the Company, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Company Reorganization and the other Transactions, and (iii) resolved, subject to the terms and conditions set forth in this Agreement and to its fiduciary and statutory duties under the Laws of Ireland, to recommend that the Company Shareholders vote in favor of the Company Reorganization;

WHEREAS, following its incorporation and prior to the execution of the Newco Joinder, the board of directors of Newco shall (i) determine that it is in the best interests of Newco and its stockholders, and declare it advisable, to enter into this Agreement providing for the Company Reorganization, the Merger and the other Transactions, (ii) approve this Agreement, the Company Reorganization, the Merger and the other Transactions, and (iii) pass a resolution recommending that this Agreement and the Merger be approved and adopted by the stockholders of Newco after the Company Reorganization, in each case, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Holdco has unanimously (i) determined that it is in the best interests of Holdco and the shareholders of Holdco, and declared it advisable, to enter into this Agreement providing for the Holdco Domestication and the Merger, (ii) approved this Agreement, the Holdco Domestication and the Merger and the other Transactions, and (iii) passed a resolution recommending the Transaction Proposals be approved and adopted by the shareholders of Holdco, in each case, in accordance with the DGCL and the Cayman Companies Act, as applicable, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Holdco shall provide an opportunity to its eligible shareholders to have their issued and outstanding Holdco Common Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Holdco’s amended and restated memorandum and articles of association in connection with obtaining the Holdco Shareholder Approval (as defined below);

WHEREAS, prior to the execution of this Agreement, certain investors and the Company entered into the Instrument, dated September 17, 2026, (as amended and otherwise modified prior to the date hereof, the “Convertible Note Agreement”) pursuant to which the Company issued to such investors convertible notes in the aggregate principal amount of $2,500,000 as of the date hereof (the “Convertible Notes”), and in connection therewith, each such investor entered into a separate note subscription letter with the Company (each, a “Note Subscription Letter”), and pursuant to the terms and conditions thereof and the Company Reorganization, and subject to obtaining all required consents and waivers, each Convertible Note that is outstanding as of immediately prior to the Company Reorganization shall be assigned to and assumed by Newco and shall become convertible into shares of Newco Stock in accordance with the terms thereof, and each such Convertible Note that is outstanding at the Conversion Time shall convert into shares of Newco Stock in accordance with Section 3.3(b) and the Convertible Note Agreement, which shares of Newco Stock shall at the Effective Time be converted into the right to receive the applicable portion of the Merger Consideration as provided in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Holdco and the Company to enter into this Agreement, Sponsor (as defined below), the other Persons listed on the signature pages thereto as “Insiders” (together with Sponsor, the “Sponsor Parties”), Holdco and the Company have entered into a Sponsor Letter Agreement in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Sponsor Parties have agreed, among other things, (1) to vote all Holdco Securities held by them in favor of the Holdco Extension Approval and the Transaction Proposals, not to redeem any such Holdco Securities and not to transfer any such Holdco Securities prior to the Closing (subject to certain exceptions); (2) that the Forfeitable Founder Shares (as defined in the Sponsor Letter Agreement) shall, effective as of immediately following the Holdco Conversion and immediately prior to the Effective Time, be retained, surrendered or subject to earnout based on Adjusted NCDC (as defined in the Sponsor Letter Agreement), such that (i) if Adjusted NCDC is less than or equal to Twenty-Five Million Dollars ($25,000,000), (A) twenty-five percent (25%) of the Forfeitable Founder Shares shall be retained and not be subject to any surrender, vesting or earnout condition, (B) fifty percent (50%) of the Forfeitable Founder Shares shall be surrendered to Holdco for no consideration and cancelled, and (C) of the remaining twenty-five percent (25%) of the Forfeitable Founder Shares, a portion scaling proportionately on a straight-line basis from zero at Zero Dollars ($0) to twenty-five percent (25%) at Twenty-Five Million Dollars ($25,000,000) of Adjusted NCDC shall remain issued and outstanding following the Closing as earnout shares, and the balance shall be surrendered to Holdco for no consideration and cancelled, (ii) if Adjusted NCDC is equal to or greater than One Hundred Million Dollars ($100,000,000), there shall be no surrender or earnout of the Forfeitable Founder Shares, and (iii) if Adjusted NCDC is greater than $25,000,000 but less than $100,000,000, the treatment of the Forfeitable Founder Shares shall scale proportionately on a straight-line basis between the foregoing outcomes, and such earnout shares shall vest if, within five (5) years following the Closing, the volume-weighted average price of the Holdco Common Shares over any ninety (90) consecutive trading-day period exceeds $14.00 per share (or upon certain change of control transactions at or above such price), with any earnout shares that have not vested by the fifth (5th) anniversary of the Closing being automatically surrendered to Holdco for no consideration and cancelled; (3) that the Forfeitable Sponsor Warrants (as defined in the Sponsor Letter Agreement) shall be retained, surrendered or subject to earnout on the same proportionate basis as the Forfeitable Founder Shares; (4) to waive any anti-dilution adjustment applicable to the Founder Shares in connection with the Transactions; and (5) that the retained Founder Shares shall be subject to the lock-up set forth in the Amended and Restated Registration Rights Agreement.

WHEREAS, following the execution of this Agreement, each Company shareholder listed on Schedule A attached hereto (collectively, the “Principal Shareholders”) will duly execute and deliver to Holdco a transaction support agreement in the form attached hereto as Exhibit B (collectively, the “Transaction Support and Voting Agreements”), pursuant to which each such Principal Shareholder will agree to, among other things, (i) support and vote (or procure the vote of) all Company Shares held by them in favor of the Company Reorganization (or to sign any written resolution of the Company in lieu thereof) and take all necessary steps to effect the Company Reorganization, (ii) support and vote (or procure the vote of) all shares of Newco Stock held by them in favor of the approval and adoption of this Agreement and the Merger (or to sign any written consent of the stockholders of Newco in lieu thereof), and (iii) consent to, waive or terminate (as applicable) their rights under the Shareholders’ Agreement in accordance with the Transaction Support and Voting Agreements;

WHEREAS, the board of directors of Merger Sub has, by resolutions duly adopted, (i) determined that this Agreement, the Merger and the other Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions and (iii) recommended the adoption of this Agreement by Holdco, in its capacity as the sole stockholder of Merger Sub, in accordance with Section 251 of the DGCL;

WHEREAS, Holdco, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger and the other Transactions;

WHEREAS, prior to or at the Closing, Holdco, Sponsor, the Principal Shareholders and certain other shareholders of Newco shall enter into an Amended and Restated Registration Rights Agreement, in a form to be mutually agreed by the parties thereto prior to the Closing, pursuant to which, effective as of the Closing, among other things (i) such shareholders of Newco shall agree, subject to certain exceptions, not to transfer the Merger Consideration received by them in connection with the Merger and (ii) Sponsor shall agree, subject to certain exceptions, not to transfer the Retained Founder Shares (as defined in the Sponsor Letter Agreement), in each case for a period of six (6) months following the Closing Date; and

WHEREAS, following the execution and delivery of this Agreement and prior to the Closing, Holdco may enter into Subscription Agreements with certain investors (the “PIPE Investors”), in a form to be mutually agreed by Holdco and the Company, pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth therein, shall agree to invest in a private placement or placements to be consummated substantially concurrently with or prior to the Closing pursuant to the Subscription Agreements (such investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Holdco, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions and any Permitted Financings, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of such Person and its Subsidiaries or 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of such Person.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.

“Aggregate Fully-Diluted Shares of Newco Stock” means the sum, without duplication, of the aggregate number of shares of Newco Stock (i) after giving effect to the Company Reorganization and the conversions contemplated by Section 3.3 (including the SAFE Conversion Shares, the shares issued on conversion of the Newco Convertible Notes, the Legacy Notes and the Strategic Investor Instruments) and (ii) issuable upon the exercise of Newco Options that are outstanding and unexercised immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Documents” means the Subscription Agreements, the Sponsor Letter Agreement, the Transaction Support and Voting Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the Transactions.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery laws and conventions (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the ﬁnancing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act of 2001, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust and Foreign Investment Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by Antitrust Authorities relating to the transactions contemplated hereby or by any third party in any Action under any Antitrust and Foreign Investment Law challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any equivalent request under any other Antitrust and Foreign Investment Law, any other request for information under any Antitrust and Foreign Investment Law or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition, in each case relating to the transactions contemplated hereby.

“Antitrust and Foreign Investment Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, as well as all other supranational, national or regional Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or designed to prohibit, restrict, regulate or screen foreign investments into any jurisdiction or that otherwise require any regulatory filing, notification, clearance, approval, permit, authorization or consent in connection with any merger, acquisition, business combination, reorganization, investment, purchase or other acquisition of shares, assets or voting rights, or other transaction involving a direct or indirect change of ownership or control, including applicable Laws of Ireland, the United Kingdom, Malta, Portugal and Bulgaria.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any other Governmental Authority of any jurisdiction (whether United States, foreign, supranational or multinational) having jurisdiction to enforce, administer or apply any Antitrust and Foreign Investment Law, including the antitrust, competition or foreign investment screening authorities of any such jurisdiction.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Aviation Authority” means any Governmental Authority or other body having jurisdiction over, or responsible for the regulation, certification, licensing, airworthiness or oversight of, civil aviation, aircraft, aircraft operators, aircraft design, production or airworthiness, unmanned aircraft systems, air carriers, aerodromes or air navigation services in any jurisdiction in which the Company or any of its Subsidiaries operates or holds authorizations, including the U.S. Federal Aviation Administration, the European Union Aviation Safety Agency, the Irish Aviation Authority and any equivalent or successor authority in any other relevant jurisdiction.

“Aviation Authorization” means any certificate, license, permit, approval, authorization, registration, exemption, waiver or designation issued, granted or required by any Aviation Authority that is held by, or required to be held by, the Company or any of its Subsidiaries for the conduct of its business as currently conducted or as currently contemplated to be conducted, including any type certificate, production certificate, airworthiness certificate, air operator certificate and any related approval.

“Business Combination” has the meaning set forth in Section 1.1 of the Holdco Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Dublin, Ireland, or Governmental Authorities in the Cayman Islands (for so long as Holdco remains domiciled in the Cayman Islands) or the State of Delaware are authorized or required by Law to close.

“Bylaws of Holdco upon Domestication” has the meaning set forth in the Recitals.

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Certificate of Incorporation of Holdco upon Domestication” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.5(c).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Date Cash” means an amount, calculated as of the Closing, equal to the sum of (a) the amount of cash available in the Trust Account after deducting the Holdco Share Redemption Amount, plus (b) the PIPE Investment Amount, plus (c) the aggregate net proceeds of any other equity financing of Holdco agreed to by the Company, in each case of clauses (b) and (c), to the extent actually received by Holdco, the Company or any of their respective Subsidiaries substantially concurrently with the Closing and held by Holdco as of the Closing.

“Closing Payment Schedule” has the meaning specified in Section 3.11(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 2014 of Ireland, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Convertible Note” means those certain convertible loan notes of the Company listed in Section 4.6(b) of the Company Disclosure Letter.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in Article IV.

“Company Fundamental Representations” has the meaning specified in Section 9.2(a).

“Company Government Contract” means (i) any contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other contract by which a Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identiﬁed in such subcontract or other contract as the ultimate consumer of such goods or services. For purposes of this deﬁnition, a task, delivery or purchase order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Group” has the meaning specified in Section 11.18(b).

“Company Incentive Plans” means the Dronamics Employee Share Option Plan dated January 30, 2025.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger; provided, however, in respect of the preceding clause (i), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (d) the announcement or pendency of this Agreement or the consummation of the Merger, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (h) any failure of the Company to meet any projections or forecasts, provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (i) any action taken (or omitted to be taken) at the request of Holdco; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f), or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means each option to purchase Company Shares granted under a Company Incentive Plan or otherwise, in each case listed in Section 4.6(b) of the Company Disclosure Letter or granted after the date hereof and on or before the Effective Time, and that is outstanding and unexercised.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Related Party” has the meaning specified in Section 4.24.

“Company Reorganization” has the meaning specified in the Recitals hereto.

“Company Reorganization Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Company SAFE” means an outstanding Simple Agreement for Future Equity entered into between the Company and a Company SAFE Investor either as an original party or by novation.

“Company SAFE Investor” means a counterparty (other than the Company) to a Company SAFE.

“Company Shareholder Approvals” means (a) the consents, approvals and waivers required under the Shareholders’ Agreement in connection with the Transactions (including the Company Reorganization) and (b) any resolutions of the Company Shareholders required under the Companies Act or the Constitution to authorize or approve the implementation and consummation of the Transactions (including the Company Reorganization), in each case duly obtained or adopted in accordance with the applicable requirements thereof.

“Company Shareholders” means the holders of Company Shares from time to time.

“Company Shares” means the entire issued share capital of the Company.

“Company Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses incurred by, or on behalf of, or paid or payable by, the Company or any of its Subsidiaries (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, individual independent contractor or director of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated hereby, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing; (c) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby; (d) all costs, fees and expenses related to the Company’s directors’ and officers’ “tail” insurance policy obtained pursuant to Section 7.2; and (e) any and all filing fees payable by the Company or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby; provided that under no circumstances shall any Holdco Transaction Expenses constitute Company Transaction Expenses.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Constitution” means the constitution of the Company, as amended from time to time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, in each case other than a Company Benefit Plan.

“Conversion Time” means the time on the Closing Date, following completion of the applicable assignments and assumptions set forth in Section 3.3 and immediately prior to the Effective Time, at which the Newco SAFEs, the Newco Convertible Notes, any Legacy Notes and any Strategic Investor Instruments convert into shares of Newco Stock in accordance with Section 3.3.

“Convertible Note Agreement” has the meaning specified in the Recitals.

“Convertible Notes” has the meaning specified in the Recitals.

“Damages” means all losses, damages, liabilities and other costs and expenses.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Holdco Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Holdco Common Shares” means the common stock of Holdco following the effective time of the Holdco Domestication.

“Domesticated Holdco Warrant” has the meaning specified in Section 7.9.

“Effective Time” has the meaning specified in Section 2.3(b).

“End Date” has the meaning specified in Section 10.1(e).

“Environmental Laws” means any and all applicable foreign, United States federal, state or local laws (including common law), statutes, ordinances, rules, regulations, orders, judgments or other requirements having the force of law with its principal purpose relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Rights” has the meaning specified in Section 4.6(c).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.5(a).

“Excluded Shares” means any Newco Stock held by Holdco or any of its Subsidiaries or held by Newco as treasury shares.

“Existing Non-Redemption Agreements” has the meaning specified in Section 7.10.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extension Shareholders’ Meeting” means the extraordinary general meeting of the Holdco Shareholders scheduled prior to November 13, 2026.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Founder Shares” means the 7,187,500 Holdco Class A Ordinary Shares held by Sponsor and certain independent directors of Holdco.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Holdco” has the meaning specified in the preamble hereto.

“Holdco Acquisition Proposal” means, as to any Person, other than the Transactions, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of any portion of the consolidated assets of such Person and its Subsidiaries or any class of equity or voting securities of such Person or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning any class of equity or voting securities of such Person or any of its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries.

“Holdco Class A Ordinary Shares” has the meaning specified in Section 5.11(a).

“Holdco Class B Ordinary Shares” has the meaning specified in Section 5.11(a).

“Holdco Common Shares” means (a) prior to the Holdco Domestication, the Holdco Class A Ordinary Shares, and (b) from and following the Holdco Domestication, Domesticated Holdco Common Shares.

“Holdco Conversion” has the meaning specified in Section 7.9.

“Holdco Cure Period” has the meaning specified in Section 10.1(f).

“Holdco D&O Indemnified Party” has the meaning specified in Section 7.2(c).

“Holdco D&O Tail” has the meaning specified in Section 7.2(d).

“Holdco Disclosure Letter” has the meaning specified in Article V.

“Holdco Domestication” has the meaning specified in the Recitals hereto.

“Holdco Domestication Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Holdco Extension Approval” means the approval of the Holdco Shareholders at an extraordinary general meeting of shareholders scheduled for November 12, 2026 of the proposals set forth in a definitive proxy statement filed by Holdco with the SEC relating to extension of Holdco’s Business Combination deadline if required.

“Holdco Financial Statements” has the meaning specified in Section 5.6(d).

“Holdco Financing Certificate” has the meaning specified in Section 3.10.

“Holdco Fundamental Representations” has the meaning specified in Section 9.3(a).

“Holdco Governing Documents” means (a) for all periods prior to the Holdco Domestication, the Amended and Restated Memorandum and Articles of Association of Holdco, as amended from time to time, and (b) for all periods from and after the Holdco Domestication, the Certificate of Incorporation of Holdco upon Domestication and the Bylaws of Holdco upon Domestication.

“Holdco Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Holdco to perform its obligations under this Agreement or to consummate the Merger.

“Holdco Pre-Closing Holders” means holders of Holdco Common Shares immediately before the Effective Time.

“Holdco Preferred Shares” has the meaning specified in Section 5.11(a).

“Holdco SEC Reports” has the meaning specified in Section 5.5.

“Holdco Securities” has the meaning specified in Section 5.11(a).

“Holdco Share Redemption” means the election of an eligible (as determined in accordance with the Holdco Governing Documents) Holdco Pre-Closing Holder to redeem all or a portion of the Holdco Common Shares held by such shareholder at a per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Holdco Governing Documents) in connection with the Holdco Extension Approval (if applicable) or the Holdco Shareholder Approval.

“Holdco Share Redemption Amount” means the aggregate amount paid or payable in connection with all Holdco Share Redemptions.

“Holdco Share Redemptions” means the aggregate of each Holdco Share Redemption.

“Holdco Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.1(b), in each case, by an affirmative vote of the holders of at least two-thirds of the then issued and outstanding Holdco Common Shares who, being entitled to do so, attend (in person or by proxy) and vote at the Holdco Shareholders’ Meeting and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J) and (K) of Section 8.1(b), in each case, by an affirmative vote of the holders of at least a majority of the issued and outstanding Holdco Common Shares who, being entitled to do so, attend (in person or by proxy) and vote at the Holdco Shareholders’ Meeting or such other approval threshold required by Law, in each case, at a general meeting duly called by the Board of Directors of Holdco and held for such purpose.

“Holdco Shareholders” means the shareholders of Holdco from time to time prior to the Effective Time.

“Holdco Shareholders’ Meeting” has the meaning specified in Section 8.1(b).

“Holdco Transaction Expenses” means (a) all fees, costs and expenses incurred by, or on behalf of, or paid or payable by, Holdco or any of its Affiliates (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all fees (including deferred underwriting compensation payable by Holdco in connection with the IPO), costs, expenses, brokerage fees, commissions (including with respect to the PIPE Investment), finders’ fees and disbursements of financial advisors, investment banks, brokers, data room administrators, attorneys, accountants and other advisors and service providers, and any other operational costs of Holdco or any of its Affiliates prior to the consummation of the Transactions; (c) all costs, fees and expenses related to Holdco’s directors’ and officers’ “tail” insurance policy obtained pursuant to Section 7.2; (d) any and all filing fees payable by Holdco to any Governmental Authority in connection with the Transactions; and (e) the aggregate outstanding principal amount of (and any accrued and unpaid interest on) any promissory notes or other working capital, extension or similar loans made by the Sponsor or any of its Affiliates to Holdco that remain outstanding as of immediately prior to the Closing; provided that under no circumstances shall any Company Transaction Expenses constitute Holdco Transaction Expenses.

“Holdco Warrant” means a warrant to purchase one (1) Holdco Common Share at an exercise price of $11.50.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such debt solely to the extent such debt is actually prepaid), (b) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) all make-whole obligations and exit or similar fees payable to any third party with respect to any of the Company’s existing debt whether such debt is on or off balance sheet, and (e) all Indebtedness of another Person referred to in clauses (a) through (d) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any of the rights in or associated with any of the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, service marks, trade dress and trade names, pending applications therefor, and similar reservations of names and marks, including any such rights in internet domain names; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights; and (v) any other similar type of proprietary or intellectual property rights.

“Intended Tax Treatments” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authorities, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traﬃc in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, including the EU Dual Use Regulation.

“IPO” has the meaning specified in Section 5.5.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Joint Proxy Statement” has the meaning specified in Section 8.1(a)(i).

“Law” means any statute, law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, the lease, license, sublease or other occupancy agreement of which may not be terminated at will, or by giving notice of thirty (30) days or less, without any cost or penalty.

“Legacy Note Instrument” means the convertible loan note instrument of the Company dated February 16, 2024, and “Legacy Notes” means the notes outstanding under it.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Lien” means any mortgage, charge, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Consideration Per Fully-Diluted Share” has the meaning specified in Section 3.1(d).

“Merger Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” has the meaning specified in Section 9.3(e).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NASDAQ” has the meaning specified in Section 3.1(e).

“Net Closing Date Cash” means (a) the Closing Date Cash minus (b) the Transaction Expenses.

“Newco” has the meaning specified in the preamble hereto.

“Newco Convertible Notes” has the meaning specified in the Recitals hereto.

“Newco Incentive Plan” has the meaning specified in the Recitals hereto.

“Newco Joinder” has the meaning specified in the Recitals hereto.

“Newco Options” has the meaning specified in the Recitals hereto.

“Newco Pre-Closing Holders” means all Persons who hold one or more shares of Newco Stock immediately prior to the Effective Time, after giving effect to the Company Reorganization and the conversions contemplated by Section 3.3.

“Newco SAFEs” has the meaning specified in the Recitals hereto.

“Newco Stock” has the meaning specified in the Recitals hereto.

“Newco Stockholder Approvals” means the approval and adoption of this Agreement, the Merger and the other Transactions by Newco Stockholders holding at least a majority of the issued and outstanding shares of Newco Stock entitled to vote thereon (or such greater number of shares as may be required under the DGCL, other applicable Law or Newco’s Organizational Documents).

“Newco Stockholders” means the holders of shares of Newco Stock as of immediately after the Company Reorganization and prior to the Effective Time.

“Non-Redemption Agreements” has the meaning specified in Section 7.10.

“Note Subscription Letter” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 8.1(a)(i).

“Open-Source License” means any license that meets the Open Source Definition promulgated by the Open Source Initiative or the Free Software Definition promulgated by the Free Software Foundation, or any substantially similar license, including any license now or previously approved by the Open Source Initiative and any “copyleft” or similar license (including any version of the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, Common Development and Distribution License, Apache License, BSD License, MIT License or Eclipse Public License).

“Open-Source Software” means any software that is distributed, licensed or made available under an Open-Source License.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2025, and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows for the year then ended, audited by the independent auditors in accordance with PCAOB auditing standards, together with the auditors’ report thereon, and (b) any other financial statements of the Company and its Subsidiaries required to be included in the Registration Statement and Joint Proxy Statement pursuant to Section 6.5.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Financing” means one or more bona fide financing transactions entered into by the Company during the Interim Period with unaffiliated third-party investors or lenders, on arm’s-length terms, solely to fund the Company’s working capital and ordinary-course operating requirements, consisting only of (i) unsecured convertible notes and/or equity-linked securities; (ii) unsecured, non-convertible working-capital loans from banks or other financial institutions; and/or (iii) equity securities; provided that:

(a) no Permitted Financing may involve secured indebtedness, a guarantee by any Subsidiary of the Company, a Lien over any material asset or the sale of any material asset of the Company or any of its Subsidiaries;

(b) no Permitted Financing, alone or together with any other financing, may result in a change of control of the Company, amend or modify this Agreement or any Ancillary Document, alter the terms of the Transactions, or prevent, delay or impair, or be reasonably expected to prevent, delay or impair, the consummation of the Transactions; and

(c) any Indebtedness incurred in connection with a Permitted Financing shall at all times rank pari passu with or junior in right of payment to, and shall not have priority in right of payment over, the obligations of the Company under the Convertible Note Agreement (including all principal, accrued interest and other amounts payable thereunder), whether upon liquidation, insolvency, bankruptcy, reorganization or otherwise.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings, (B) for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate) and (C) which are not, individually or in the aggregate, material, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (iii) Liens securing rental payments under capital lease agreements, (iv) with respect to any Leased Real Property minor title defects or irregularities that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness and (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Holdco prior to or substantially concurrently with the Closing in respect of all of the PIPE Shares.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any Holdco share purchased in the PIPE Investment.

“Post-Closing Tax Period” means any taxable period (or portion thereof) after the Closing Date.

“Principal Shareholders” has the meaning specified in the Recitals hereto.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.31(a).

“Q3 Financial Statements” has the meaning specified in Section  6.5(a).

“Real Property Leases” has the meaning specified in Section 4.20(b)(iv).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Holdco under the Securities Act with respect to the Holdco Common Shares to be issued pursuant to this Agreement.

“Related Party Contract” has the meaning specified in Section 4.24.

“Related Party Transaction” has the meaning specified in Section 4.24.

“Replacement Option” has the meaning specified in Section 3.2(a).

“Representatives” means, with respect to any Person, such person’s Affiliates and its and its Affiliates’ officers, directors, employees, principals, managers, members, partners, agents, bankers, financial advisors, attorneys, auditors, accountants and other representatives.

“SAFE Agreement” means (a) each simple agreement for future equity originally entered into by Dronamics Global Limited and novated to the Company pursuant to the deed of novation dated 15 February 2024; and (b) each simple agreement for future equity entered into by the Company after that date.

“SAFE Board Determination” has the meaning specified in Section 3.3(a)(iii).

“SAFE Conversion Shares” means the shares of Newco Stock issued on conversion of the Newco SAFEs in accordance with Section 3.3(a).

“SAFE Liquidity Notice” has the meaning specified in Section 3.3(a)(iii).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means (a) any Person identiﬁed in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Oﬃce of Foreign Assets Control, or the United States Department of State, (ii) His Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting on behalf of or for the benefit of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and ﬁnancial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Oﬃce of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated February 15, 2024.

“Sponsor” means GP-Act III Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Designee” has the meaning specified in Section 7.8.

“Sponsor Group” has the meaning specified in Section 11.18(a).

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Parties” has the meaning specified in the Recitals hereto.

“Strategic Investor Instruments” means the instruments listed in Section 4.6(b) of the Company Disclosure Letter.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation, company, partnership, limited liability company or other entity of which (a) more than fifty percent (50%) of the voting power of the outstanding equity securities or equity interests is owned, directly or indirectly, by such Person, or (b) such Person otherwise has, directly or indirectly, the power to elect a majority of the board of directors (or other governing body) of, or otherwise to direct the management and policies of, such entity.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means (a) all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, share capital, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (b) any amounts described in clause (a) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another Person’s Taxes as a transferee or successor.

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Terminating Holdco Breach” has the meaning specified in Section 10.1(f).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.30(a).

“Top Vendors” has the meaning specified in Section 4.30(a).

“Transaction Expenses” means the Company Transaction Expenses plus the Holdco Transaction Expenses, in the aggregate as of the Closing Date.

“Transaction Proposals” has the meaning specified in Section 8.1(b).

“Transaction Support and Voting Agreements” has the meaning specified in the Recitals.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 5.8.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) Unless otherwise indicated to the contrary herein, all references to “$” or “dollar” or “US$” shall be references to Dollars.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) Any documents and agreements that have been posted to the virtual data room set up on behalf of the Company (the link to which is set forth in the Company Disclosure Letter) at least two (2) Business Days prior to the date of this Agreement shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Holdco by the Company.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge, after reasonable inquiry, of the Chief Executive Officer and the Chief Technology Officer of the Company and (ii) the phrase “to the knowledge” of Holdco shall mean the knowledge, after reasonable inquiry, of the individuals identified on Section 1.3 of the Holdco Disclosure Letter.

Article II

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following completion of the Holdco Domestication and the Company Reorganization, Holdco, Merger Sub and Newco (Merger Sub and Newco sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into Newco, with Newco being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and Delaware Law and evidenced by a certificate of merger with respect to the Merger (as filed with the office of the Secretary of State of the State of Delaware, the “Certificate of Merger”) executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Newco, as the surviving corporation of the Merger (hereinafter referred to for the periods from and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Holdco.

Section 2.2 Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically by exchange of documents at 10:00 a.m. (Delaware time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Holdco and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all conditions set forth in Article IX and provided that this Agreement has not been terminated in accordance with its terms, at the Closing, Holdco, Merger Sub and Newco shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time and on the date when the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware, or at such later time as may be agreed by Holdco and Newco in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of (i) the Holdco Domestication and the Holdco Conversion and (ii) the Company Reorganization; provided that at least two (2) hours shall have elapsed between the completion of each of the foregoing and the Closing and the Effective Time.

(d) Without limiting the obligations of the parties under this Agreement, at or prior to the Closing (or such earlier time as expressly required by this Agreement), the following documents and other deliverables shall be delivered or caused to be delivered by the applicable party:

(i) Deliveries by the Company and Newco. The Company and Newco shall deliver, or cause to be delivered, to Holdco:

(1) the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of the Company and dated as of the Closing Date;

(2) certified copies of the resolutions of (i) the Company Shareholders approving the Company Reorganization, together with evidence reasonably satisfactory to Holdco that the Company Reorganization has become effective in accordance with this Agreement, and (ii) the Newco Stockholders approving and adopting this Agreement and the Merger;

(3) a counterpart to the Amended and Restated Registration Rights Agreement, duly executed by all the Newco Stockholders, the applicable holders and other applicable parties thereto;

(4) counterparts to any other Ancillary Documents required to be executed and delivered by the Company, Newco or any Newco Stockholder, duly executed by the applicable parties;

(5) written resignations of all directors and officers of Newco, other than the Persons identified as the initial directors and officers, respectively, of the Surviving Corporation on Section 2.5 of the Company Disclosure Letter, effective as of the Effective Time, together with full and unconditional releases, duly executed by each resigning director and officer, of Newco, the Company and their respective Subsidiaries from any and all claims, demands, suits, actions, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) arising out of or relating to such Person’s service as a director or officer of Newco;

(6) certified copies of the resolutions of the board of directors and/or stockholders of Newco, as applicable, effective as of the Effective Time, acknowledging the resignations delivered pursuant to Section 2.3(d)(i)(5) and appointing or electing, as applicable, the Persons identified on Section 2.5 of the Company Disclosure Letter as the initial directors and officers of the Surviving Corporation, with such officers holding the positions specified therein;

(7) a certificate on behalf of Newco, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Newco is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(8) evidence reasonably satisfactory to Holdco that the Shareholders’ Agreement has been terminated, effective no later than the Effective Time, and that all consents and waivers required in connection therewith have been obtained, without further liability to the Company or its Subsidiaries.

(ii) Deliveries by Holdco. Holdco shall deliver, or cause to be delivered, to the Company and Newco:

(1) the certificate contemplated by Section 9.3(c), duly executed by an authorized officer of Holdco and dated as of the Closing Date;

(2) a copy of the resolutions of the board of directors of Merger Sub approving and declaring advisable this Agreement, the Merger and the other Transactions, and of the written consent of Holdco, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger;

(3) evidence of the deposit of the Merger Consideration with the Exchange Agent in accordance with Section 3.5(a);

(4) a counterpart to the Amended and Restated Registration Rights Agreement, duly executed by the Sponsor and each other applicable party thereto (other than the Newco Stockholders);

(5) counterparts to any other Ancillary Documents required to be executed and delivered by Holdco or the Sponsor, duly executed by Holdco or the Sponsor, as applicable;

(6) written resignations of all directors (who will not serve on the board of directors of Holdco immediately following the Closing in accordance with Section 7.8) and officers of Holdco (provided that the resignations of such officers shall become effective concurrently with the appointment of their respective successors), effective as of the Effective Time, together with full and unconditional releases, duly executed by each resigning director and officer, of Holdco from any and all claims, demands, suits, actions, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) arising out of or relating to such Person’s service as a director or officer of Holdco; provided, however, that nothing in such release shall release, waive or impair any rights of such Person under Section 7.2 or any claim to enforce such rights; and

(7) certified copies of the resolutions of the board of directors and/or stockholders of Holdco, as applicable, effective as of the Effective Time, acknowledging the resignations delivered pursuant to Section 2.3(d)(ii)(6).

Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in forms to be mutually agreed upon by Holdco and the Company prior to the Closing, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.5 Directors and Officers of the Surviving Corporation. The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified on Section 2.5 of the Company Disclosure Letter as the initial directors and officers of the Surviving Corporation shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.5 of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Newco Stock, each share of Newco Stock (including Newco Stock issued upon the conversion of Newco SAFEs, Newco Convertible Notes and Strategic Investor Instruments pursuant to Section 3.3 immediately prior to the Effective Time) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and converted into and become the right to receive the Merger Consideration Per Fully-Diluted Share, as determined under Section 3.1(d). No consideration shall be payable in respect of the Excluded Shares.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Holdco or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) The “Merger Consideration” shall consist of an aggregate number of Holdco Common Shares equal to 40,000,000.

(d) Each Newco Pre-Closing Holder of Newco Stock (other than in respect of Excluded Shares) shall be entitled to receive, subject to the terms of this Agreement, a number of Holdco Common Shares equal to (x) the Merger Consideration Per Fully-Diluted Share (as defined below), multiplied by (y) the number of shares of Newco Stock held by such holder immediately prior to the Effective Time, after giving effect to the Company Reorganization and the conversions set forth in Section 3.3.

For purposes of the foregoing, the “Merger Consideration Per Fully-Diluted Share” shall mean (i) the Merger Consideration, divided by (ii) the Aggregate Fully-Diluted Shares of Newco Stock.

(e) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional Holdco Common Shares (whether certificated or in book-entry form), or certificate or scrip representing such fractional shares shall be issued upon the conversion of Newco Stock pursuant to this Article III, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Holdco Shareholder. In lieu of any fractional shares, Holdco shall pay or cause the Exchange Agent to pay each Newco Pre-Closing Holder of Newco Stock whose shares are converted into the right to receive Holdco Common Shares pursuant to Section 3.1(a), and such holder shall be entitled to receive, an amount in cash, without interest, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Holdco Common Shares issuable pursuant to this Agreement to such holder) would otherwise be entitled by (ii) the closing price on the NASDAQ Capital Market (“NASDAQ”) for a Holdco Common Share on the last trading day immediately preceding the Effective Time.

(f) Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, share subdivision, reverse stock split, share consolidation, stock dividend or distribution (including any dividend or other distribution of securities convertible into Holdco Common Shares), capitalizations, redemption, subdivision, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Holdco Common Shares issued and outstanding after the date hereof and prior to the Effective Time so as to provide the holders of shares of Newco Stock (other than Excluded Shares) with the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided, however, that no adjustment shall be made pursuant to this Section 3.1(f) in respect of any issuance, conversion, redemption, cancellation or forfeiture of securities expressly contemplated by this Agreement, including in connection with the Holdco Domestication, the Company Reorganization, the redemption of Holdco Common Shares or the PIPE Investment. Nothing in this Section 3.1(f) shall be construed to permit any party to take any action otherwise prohibited by this Agreement.

Section 3.2 Treatment of Newco Options.

(a) As of the Effective Time, by virtue of the occurrence of the Effective Time and without any action on the part of the holder thereof, each Newco Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall cease to represent a right to acquire shares of Newco Stock and shall be substituted with an option to acquire Holdco Common Shares (each, a “Replacement Option”) on the same terms and conditions as were applicable to such Newco Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that (i) the number of Holdco Common Shares subject to such Replacement Option shall be equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Newco Stock subject to such Newco Option immediately prior to the Effective Time, multiplied by (y) the Merger Consideration Per Fully-Diluted Share, and (ii) the per share exercise price of such Replacement Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price of such Newco Option immediately prior to the Effective Time, by (y) the Merger Consideration Per Fully-Diluted Share.

(b) The actions contemplated by Section 3.2(a) shall be taken in accordance with Section 409A and, if applicable, Section 422 of the Code.

(c) Prior to the Effective Time, the Company and Newco shall use reasonable best efforts to obtain all required approvals and consents (including the requisite approval of Company optionholders), adopt all necessary resolutions and plan amendments and otherwise implement the treatment of Company Options in the Company Reorganization and Newco Options under this Section 3.2 in accordance with applicable Law, the applicable incentive plans and award agreements, such that all outstanding Company Options are assumed by or exchanged for options of Newco in the Company Reorganization and all outstanding and unexercised Newco Options are substituted with Replacement Options at the Effective Time in accordance with Section 3.2(a). The Company and Newco shall take all actions necessary to provide that no further awards may be granted under the Company Incentive Plan or the Newco Incentive Plan from and after the Effective Time. The Company shall deliver evidence of such actions reasonably satisfactory to Holdco prior to the Closing.

Section 3.3 Treatment of Newco SAFEs, Convertible Notes and Strategic Investor Instruments.

(a) Newco SAFEs.

(i) As part of the Company Reorganization and immediately prior to or simultaneously with the transfer of the Company Shares to Newco, the Company shall novate to Newco, and Newco shall assume from the Company, all of the Company’s rights and obligations under each Company SAFE and the applicable SAFE Agreement, without any consent of the holder thereof being required under its terms, pursuant to a deed of novation duly executed by the Company and Newco and in form and substance reasonably satisfactory to Holdco.

(ii) Immediately prior to the Effective Time, following such novation and assumption, each Newco SAFE outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with the terms of the applicable SAFE Agreement and the SAFE Board Determination, be converted into the number of shares of Newco Stock equal to the Purchase Amount divided by the Liquidity Price (each as defined in such SAFE Agreement), whether or not the holder thereof has elected to receive a cash payment, and no cash shall be payable in respect of any Newco SAFE. Each share of Newco Stock received upon conversion of the Newco SAFEs in accordance with the immediately preceding sentence shall be treated in the Merger as provided in Section 3.1(a), above. Upon such conversion, each Newco SAFE shall be automatically terminated, and each Newco SAFE Investor shall cease to have any rights with respect to its Newco SAFE other than the right to receive the portion of the Merger Consideration payable in respect of such shares of Newco Stock in accordance with Section 3.1(a).

(iii) Prior to the Effective Time, the board of directors of Newco shall, acting in good faith and having received the advice of its external tax advisors supporting such determination, determine pursuant to Section 1(b) of each SAFE Agreement that it is advisable, in order for the Merger to qualify for the Merger Intended Tax Treatment, to reduce the Purchase Amounts payable to all Cash-Out Investors (as defined in the SAFE Agreements) to zero (the “SAFE Board Determination”). No later than ten (10) Business Days prior to the anticipated Closing Date, Newco shall deliver to each Newco SAFE Investor a notice (the “SAFE Liquidity Notice”) describing the Transactions, the SAFE Board Determination and the resulting treatment of its Newco SAFE under Section 3.3(a)(ii), in each case in accordance with the applicable SAFE Agreement. The Company shall cause Newco to provide Holdco, promptly, and in any event within two (2) Business Days following delivery of the SAFE Liquidity Notices, with evidence reasonably satisfactory to Holdco of the SAFE Board Determination and delivery of the SAFE Liquidity Notices.

(b) Convertible Notes.

(i) Prior to the Conversion Time, the Company shall assign to Newco, and Newco shall assume from the Company, all of the Company’s rights and obligations under each outstanding Convertible Note issued under the Convertible Note Agreement and the related Note Subscription Letter, following receipt of any written consents required under their respective terms, pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Holdco. Each Convertible Note issued under the Convertible Note Agreement and outstanding at the Conversion Time shall thereupon convert into shares of Newco Stock in accordance with the Convertible Note Agreement, and the shares of Newco Stock issued on conversion of the Convertible Notes shall be treated in the Merger as provided in Section 3.1(a).

(ii) The Company shall give the notice required by the Legacy Note Instrument in respect of the Liquidity Event (as defined thereunder) constituted by the Transactions. The Company shall use reasonable best efforts to procure, before the completion of the Company Reorganization, the passing of an Extraordinary Resolution (as defined in the Legacy Note Instrument) of the holders of the Legacy Notes approving (i) the novation of the Legacy Notes to Newco, (ii) the conversion of all of the Legacy Notes into shares of Newco Stock at the Conversion Time (whether or not the Transactions constitute a Liquidity Event under the Legacy Note Instrument), and (iii) any waiver or consent required in respect of the maturity or other terms of the Legacy Notes. Any Legacy Notes to be converted into Newco Stock shall be assigned to and assumed by Newco prior to the Conversion Time pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Holdco, following receipt of all required consents. The board of directors of the Company shall determine, in accordance with the Legacy Note Instrument, the treatment of accrued interest on the Legacy Notes, subject to Holdco’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(iii) Notwithstanding anything to the contrary in this Agreement, holders of Legacy Notes shall be entitled to elect to receive a cash payment for the amount owed under the Legacy Notes as set forth in Section 4.6(b) of the Company Disclosure Letter (as adjusted during the Interim Period in accordance with the Legacy Notes set forth thereunder, subject to this Agreement), immediately prior to the Effective Time. A holder of Legacy Notes may elect to receive shares of Newco Stock in accordance with their respective Legacy Note Instrument in lieu of any cash payment. The shares of Newco Stock issued on conversion of the Legacy Notes shall be treated in the Merger as provided in Section 3.1(a). Any Company Convertible Note or Newco Convertible Note not converted at the Conversion Time shall be repaid in full by the Company or Newco at or before the Closing.

(c) Strategic Investor Instruments. The Company shall use reasonable best efforts to obtain, before the completion of the Company Reorganization, the written agreement of each holder of a Strategic Investor Instrument either (i) to the novation of such Strategic Investor Instrument to Newco by a deed of novation executed by the Company, Newco and such holder and the subsequent conversion or termination thereof prior to the Effective Time, or (ii) to the conversion of that instrument into shares of Newco Stock at the Conversion Time, together with any consent of such holder (or of any director appointed by it) required under the terms of such instrument, and to the waiver or termination of any related cash, governance or consent rights. Each such agreement shall be in form and substance reasonably satisfactory to Holdco. The resulting shares of Newco Stock shall be treated in the Merger as provided in Section 3.1(a). Any Strategic Investor Instrument that has not been converted into shares of Newco Stock or terminated at or prior to the Conversion Time shall be terminated at or prior to the Closing without any liability to Holdco, Newco, the Company or any of their respective Subsidiaries, and in no event shall any Strategic Investor Instrument, or the treatment thereof, result in any increase in the Merger Consideration. For the avoidance of doubt, the Company SAFEs shall be treated solely in accordance with Section 3.3(a) and shall not constitute Strategic Investor Instruments.

(d) Information and Consultation Rights. The Company and Newco shall keep Holdco informed on a reasonably current basis and in reasonable detail of the status of its efforts and other developments in connection with the matters contemplated by this Section 3.3 and shall promptly furnish to Holdco copies of all notices, communications, agreements, consents, waivers, resolutions and other documents delivered to or received from any holder of Company SAFEs, Company Convertible Notes or Strategic Investor Instruments in connection therewith, together with such additional information relating thereto as Holdco may reasonably request. The Company and Newco shall provide Holdco and its counsel with a reasonable opportunity to review and comment in advance on any proposed notices, communications, agreements, consents, waivers, resolutions or other documents relating to such matters and shall consider in good faith any comments provided by Holdco or its counsel prior to their delivery, execution or adoption, as applicable. The Company and Newco shall promptly notify Holdco in writing of any actual or reasonably anticipated failure or delay in obtaining any required holder approval, consent or waiver, effecting any conversion or repayment, or terminating any rights or obligations contemplated by this Section 3.3.

Section 3.4 Treatment of Holdco Warrants. At the Effective Time, each Domesticated Holdco Warrant that is outstanding and unexercised immediately prior to the Effective Time shall remain outstanding and exercisable for Holdco Common Shares in accordance with, and subject to, the terms and conditions of the agreements governing such Domesticated Holdco Warrant. Holdco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Domesticated Holdco Warrants remain outstanding, a sufficient number of Holdco Common Shares for delivery upon the exercise thereof in accordance with their terms.

Section 3.5 Payment and Exchange of Certificates.

(a) Payment of Merger Consideration and other Transaction-Related Payments. On the Closing Date, Holdco shall deposit with an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Holdco, the aggregate number of Holdco Common Shares deliverable pursuant to Section 3.1(a).

(b) The Company and Newco shall instruct the Exchange Agent to mail, as soon as reasonably practicable following consummation of the Effective Time, to each holder of record of a Certificate (as defined below) or holder in book-entry form of Newco Stock, in each case, whose shares of Newco Stock were converted into the right to receive the Merger Consideration under Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof) and shall be in customary form and have such other provisions as Holdco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(c) After the Effective Time, each Newco Pre-Closing Holder in possession of an outstanding certificate or certificates for shares of Newco Stock (other than the Excluded Shares) (such certificates, collectively, the “Certificates”), upon surrender of such Certificates to the Exchange Agent, together with a letter of transmittal, duly executed, and in each case such other documents as shall be required by such letter of transmittal or otherwise as reasonably required by the Exchange Agent, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.6) such portion of the Merger Consideration into which such holder’s shares of Newco Stock (other than Excluded Shares) shall have been converted as a result of the Merger. Pending such surrender and exchange of a Newco Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s) shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such shares of Newco Stock (other than Excluded Shares) shall have been converted by the Merger.

Section 3.6 Exchange Agent. Subject to the terms of this Agreement and applicable Law, promptly following the date that is one year after the Effective Time, Holdco shall instruct the Exchange Agent to deliver to Holdco all cash, Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Any portion of the Merger Consideration that remains unclaimed shall be returned to Holdco. Thereafter, each Newco Pre-Closing Holder whose shares of Newco Stock were converted into the right to receive Merger Consideration pursuant to Section 3.1(a) and who has not complied with Section 3.5 may surrender such Certificates or transfer such book-entry shares, as applicable, to Holdco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Holdco shall promptly deliver, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Holdco, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration or other amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration or other amounts shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.7 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact or a statutory declaration and indemnity in a form reasonably acceptable to Holdco by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Holdco or the Exchange Agent, the posting by such Person of a bond, in such customary amount as Holdco or the Exchange Agent may direct, as indemnity against any claim made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.8 Withholding. Notwithstanding any other provision of this Agreement, Holdco, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, to any Person such amounts that Holdco, the Company, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of Law; provided that the party proposing to deduct and withhold any such amounts shall (i) use commercially reasonable efforts to provide the other parties hereto and the applicable payee with written notice of the amounts it intends to withhold at least five (5) Business Days prior to the applicable payment (other than with respect to any compensatory payments), and (ii) afford the applicable payee a reasonable opportunity to provide any certificate, form or other documentation that would establish an exemption from, or reduction of, such deduction or withholding. The parties hereto shall reasonably cooperate with each other to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted and withheld and duly deposited with the appropriate Governmental Authority by Holdco, Newco, the Company, the Surviving Corporation or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.9 Closing of Transfer Books. At the Effective Time, the stock transfer books of Newco shall be closed with respect to shares of Newco Stock issued and outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers of such shares of Newco Stock thereafter on the records of Newco.

Section 3.10 Holdco Financing Certificate. Not later than two (2) Business Days prior to the Closing Date, Holdco shall prepare and deliver to the Company and Newco a written certificate (the “Holdco Financing Certificate”) setting forth in reasonable detail and prepared in good faith: (a) the Holdco Share Redemption Amount; (b) the amount of Closing Date Cash and the Holdco Transaction Expenses as of the Closing; and (c) the number of Holdco Common Shares to be issued and outstanding as of the Closing after giving effect to the Holdco Share Redemptions, the issuance of Holdco Common Shares pursuant to the Subscription Agreements and the issuance of the Merger Consideration. The Company shall have a reasonable opportunity to review and provide written comment on the Holdco Financing Certificate and the supporting documentation, and Holdco shall consider in good faith (but otherwise shall not be obligated to implement or execute) any written comments of the Company and Newco. For the avoidance of doubt, the Holdco Financing Certificate is a pre-closing deliverable that informs the funds flow at the Closing and the payment of Transaction Expenses under Section 3.12, and shall not give rise to, or be the basis for, any post-closing reconciliation, adjustment or true-up.

Section 3.11 Closing Payment Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company and Newco shall prepare and deliver to Holdco a written schedule (the “Closing Payment Schedule”) setting forth in reasonable detail and prepared in good faith (i) the calculation of the Merger Consideration and the Merger Consideration Per Fully-Diluted Share, (ii) the allocation of the Merger Consideration among the Newco Pre-Closing Holders and (iii) the identity of each debt holder entitled to a payment pursuant to Section 7.4, the amount owed to such debt holder and such debt holder’s applicable percentage for purposes of Section 7.4, together with reasonable supporting documentation used in calculating such amounts, including the number of shares of Newco Stock outstanding, the number of shares of Newco Stock issuable upon conversion of the Newco SAFEs, the Newco Convertible Notes, any Legacy Notes and the Strategic Investor Instruments, the number of shares of Newco Stock issuable upon exercise of Newco Option outstanding and unexercised immediately prior to the Effective Time, the applicable conversion ratios and any cash amounts payable in connection therewith. The Closing Payment Schedule shall be subject to the prior written approval of Holdco; provided that Holdco’s review and approval shall be limited to confirming that the Closing Payment Schedule (including the calculations of the Newco Stock outstanding, the conversion of the Newco SAFEs, the Newco Convertible Notes and the Strategic Investor Instruments and the amounts payable to debt holders pursuant to Section 7.4) is mathematically accurate and consistent with the terms of this Agreement and the Ancillary Documents, as applicable. If Holdco identifies any mathematical error or inconsistency, the Company and Newco shall correct such error or inconsistency and deliver a revised Closing Payment Schedule to Holdco for approval in accordance with this Section 3.11(a).

(b) For the avoidance of doubt, the Closing Payment Schedule is a pre-closing deliverable that informs the issuance and allocation of the Merger Consideration at the Closing, the payment of Transaction Expenses under Section 3.12 and the application of the Closing Date Cash under Section 7.4, and shall not give rise to, or be the basis for, any post-closing reconciliation, adjustment or true-up.

Section 3.12 Transaction Expenses. If the Closing occurs, the Transaction Expenses shall be paid, and shall be subject to adjustment, as follows:

(a) At the Closing or promptly thereafter, Holdco shall pay or cause to be paid all Company Transaction Expenses that remain unpaid as of the Closing Date, each as set forth on the Closing Payment Schedule delivered pursuant to Section 3.11.

(b) At the Closing or promptly thereafter, Holdco shall pay or cause to be paid all Holdco Transaction Expenses that remain unpaid as of the Closing Date, each as set forth on the Holdco Financing Certificate delivered pursuant to Section 3.10.

(c) The payments contemplated by Section 3.12(a) and Section 3.12(b) shall be made out of the Closing Date Cash in accordance with, and in the order of priority set forth in, Section 7.4.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Holdco by the Company on the date of this Agreement (the “Company Disclosure Letter”) to this Agreement, (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) the Company represents and warrants to Holdco as of the date of this Agreement as follows:

Section 4.1 Corporate Organization of the Company. The Company is a private company limited by shares duly incorporated and validly existing under the Laws of Ireland, with registered number 754984. It has the corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. The copy of the Constitution made available to Holdco is true, correct and complete as of the date of this Agreement. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

Section 4.2 Subsidiaries. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own or lease all of their properties and assets and to conduct their business as it is now being conducted. The Company has made available to Holdco a true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, together with true, correct and complete copies of the Organizational Documents of its Subsidiaries, in each case, as amended to the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the Company Shareholder Approvals). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement, the transactions contemplated by this Agreement and the Company Reorganization are advisable and fair to, and in the best interests of the Company and its shareholders and (ii) authorizing and approving the execution, delivery and performance of this Agreement and the Transactions. No other corporate action is required by the Company or its shareholders to enter into this Agreement or approve the Company Reorganization, other than the Company Shareholder Approvals.

(c) Assuming the performance in accordance with the terms of the Transaction Support and Voting Agreement of each of the Company Shareholders named therein, the Company Shareholder Approvals shall be obtained.

Section 4.4 No Conflict. Subject to the Company Shareholder Approvals, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Company’s Constitution or other Organizational Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of, or default under any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Material Contract, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person in each case except as set forth in Section 4.4 of the Company Disclosure Letter and, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Holdco contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any requirements, filings, submissions or notifications required under any applicable Antitrust and Foreign Investment Law; (ii) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) the filing of the Certificate of Merger.

Section 4.6 Capitalization of the Company.

(a) As of the date hereof, the issued share capital of the Company consists of 126,200,000 Company Shares, and, as of the Closing, after giving effect to the Company Reorganization, the issued share capital of the Company will consist of 126,2000,000 Company Shares, in each case comprising the whole of the allotted and issued share capital of the Company, all of which are, or will be (as applicable), duly authorized, fully paid and have been, or will be (as applicable), validly allotted and issued in compliance with the Companies Act, all other applicable Laws and the Constitution, and none of which were, or will be (as applicable), allotted or issued in violation of any purchase option, call option, pre-emption right, subscription right, right of first refusal or any similar right, whether under the Constitution, the Shareholders’ Agreement, any other Contract to which the Company is a party or by which it is bound, or applicable Law. The Company has no other class of shares in issue, and no Company Shares are held in treasury or have been allotted but not issued. No Company Shares have been issued or transferred since February 15, 2024. Section 4.6(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Company Shareholder and the number of Company Shares held of record by such Company Shareholder. To the knowledge of the Company, (i) the Company Shareholders are the sole legal and beneficial owners of the Company Shares, free and clear of all Liens, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), options, warrants, calls, commitments, proxies or other contract or similar rights, and (ii) each Company Shareholder is entitled to transfer the full legal and beneficial title to its Company Shares without the consent of any other Person (other than any consent that has been obtained or waived and is set forth in Section 4.6(a) of the Company Disclosure Letter).

(b) Section 4.6(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each Company SAFE, its holder and its Purchase Amount (as defined thereunder); (ii) each Contract providing for a Strategic Investor Instrument and its holder; (iii) each Company Convertible Note (including each Legacy Note), its holder and principal amount and any accrued and unpaid interest thereon; and (iv) each option or other award granted under the Company Incentive Plans, its holder and the number of Company Shares subject to it.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, convertible or exchangeable securities, SAFEs, Strategic Investor Instruments, advance subscription or advance investment agreements, pre-emption rights, subscription rights, stock appreciation rights, phantom equity, profit participation rights or other similar rights, commitments, agreements, arrangements or undertakings (collectively, “Equity Rights”) (i) obliging the Company or any of its Subsidiaries to issue, deliver, sell, transfer, redeem, purchase or repurchase, or cause to be issued, delivered, sold, transferred, redeemed, purchased or repurchased, any Company Shares or any other shares or equity interests in the Company or any of its Subsidiaries, or any instruments or obligations convertible into, or exchangeable or exercisable for, any such shares or equity interests; (ii) giving any Person a right to subscribe for or acquire any shares or other equity interests in the Company or any of its Subsidiaries, or any interest in any of their respective properties or assets; or (iii) obliging the Company or any of its Subsidiaries to issue, grant, adopt or enter into any Equity Right.

(d) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes (including the Company Convertible Notes), Strategic Investor Instruments or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter. Except for the Shareholders’ Agreement and as set forth in Section 4.6(d) of the Company Disclosure Letter, (i) there are no shareholder agreements, voting trusts, proxies or other agreements or understandings (A) to which the Company or any of its Subsidiaries is a party or (B) to the knowledge of the Company, to which any Company Shareholder is a party, in each case with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any shares or other voting securities or equity interests of the Company, and (ii) there are no shareholder agreements, voting trusts or other agreements or understandings to which any Company Shareholder is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The Company or one or more of its wholly owned Subsidiaries collectively own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens.

(c) Each of the Company’s Subsidiaries is wholly owned, directly or indirectly, by the Company. There are no outstanding subscriptions, options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries’ capital stock, or any voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) The Company has made available to Holdco true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and shareholders’ deficit of the Company and its Subsidiaries as of and for the year ended December 31, 2024, together with the auditor’s reports thereon (the “Audited Financial Statements” and, collectively with the Q3 Financial Statements (as defined in, and to be made available in accordance with, Section  6.5), the “Financial Statements”).

(b) The Audited Financial Statements and, when made available pursuant to Section  6.5, the Q3 Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) when made available by the Company for inclusion in the Joint Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.5, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) The PCAOB Financial Statements, when delivered pursuant to Section 6.5, will (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and be in accordance with, the books and records of the Company and its consolidated Subsidiaries, (iv) have been audited or reviewed, as applicable, in accordance with the standards of the PCAOB and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to such financial statements for inclusion in the Registration Statement.

Section 4.9 Undisclosed Liabilities. As of the date of this Agreement, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, or (iii) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Except for Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.15), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity before any Governmental Authority (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no material investigations or other inquiries are pending or, to the knowledge of the Company, threatened by any Governmental Authority against the Company or any of its Subsidiaries. There is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, nor are any material assets of the Company or its Subsidiaries bound by or subject to any such Governmental Order.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b) The Company maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s directors, oﬃcers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company, will be prevented, detected and deterred.

(c) To the Company’s knowledge, for the past three (3) years, none of the Company or any of the oﬃcers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) The Company has made available to Holdco or its agents or representatives true, correct and complete copies of all Contracts described in clauses (i) through (xxi) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party which are in effect as of the date of this Agreement, together with all amendments thereto, and such Contracts are referred to herein, collectively, as the “Material Contracts” and each, individually, as a “Material Contract.”

(i) Any Contract with any of the Top Customers or Top Vendors;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries in excess of $1,000,000 individually, including any agreement or commitment for future loans, credit or financing in excess of such amount;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $300,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $300,000 in any calendar year;

(v) Each Contract involving the formation of a joint venture, partnership, or limited liability company;

(vi) Any Contract between the Company, on the one hand, and any of its Subsidiaries, on the other hand;

(vii) Contracts with each current officer, director, or current employee or worker of or consultant to the Company or any of its Subsidiaries, who receives annual base compensation (excluding bonus and other benefits) in excess of $300,000;

(viii) Contracts with any employee or consultant of the Company or any of its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated by this Agreement;

(ix) Contracts containing covenants of the Company or any of its Subsidiaries prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business in all material respects with any Person in any geographic area;

(x) Any collective bargaining agreement or Contract between the Company, on one hand, and any labor union, works council or other body representing employees of the Company or any of its Subsidiaries on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of its Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries, or (ii) is granted by a third Person the right to use Intellectual Property that is material to the Company and its Subsidiaries (in each case other than Contracts containing nonexclusive rights to Intellectual Property granted or received by the Company and its Subsidiaries in the ordinary course of business);

(xii) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $300,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company or any of its Subsidiaries in excess of $300,000 per annum;

(xiv) Contracts granting to any Person (other than the Company or one of its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of its Subsidiaries;

(xv) Any Contract entered into in the last twelve (12) months reflecting the settlement of any Legal Proceedings, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice with the routine cessation of such employee’s or independent contractor’s employment or service, as applicable, with the Company or any of its Subsidiaries, (B) Contracts reflecting the settlement of any Legal Proceedings in which the liability is covered by insurance, or (C) settlement Contracts for cash only (which have been paid) that do not exceed $300,000;

(xvi) Any power of attorney or agency agreement to which the Company or any of its Subsidiaries is a party (other than powers of attorney granted to local attorneys, agents or accountants or their respective firms for the purposes of registrations, filings or corporate formation, tax filings or administration matters for corporate entities) involving any payments by the Company;

(xvii) Any shareholders’ agreement(s) of the Company or any of its Subsidiaries;

(xviii) Contracts relating to the voting of the equity interests or the election of directors, officers or managers, as applicable, of the Company or any of its Subsidiaries;

(xix) Any Contract providing for indemnification (including any obligation to advance funds for expenses) by the Company of the current or former directors or officers of the Company or any of its Subsidiaries, other than pursuant to the Organizational Documents of the Company or its Subsidiaries, Company Benefit Plans or Contracts on the Company’s standard form made available to Holdco;

(xx) Contracts involving the profit sharing of the Company or any of its Subsidiaries in excess of $300,000 in any given year; and

(xxi) Any Company Government Contract.

(b) As of the date of this Agreement, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Material Contract and neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or material breach of or default under any such Contract and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) The Company has made available to Holdco a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and each other material plan, policy, program or agreement (including without limitation, each material employment, severance, retention, change in control or similar agreement) providing compensation or other benefits to any current or former director, officer, individual consultant or employee, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any Subsidiary is a party or has or may have any liability (including on account of an ERISA Affiliate), other than plans established and maintained by a Governmental Authority (each, a “Company Benefit Plan”). As applicable, the Company has made available to Holdco complete copies of (i) each Company Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all current plan documents, trust agreements, insurance contracts or other funding vehicles and all current amendments thereto, (ii) all summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) (i) Each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) except as would not reasonably be expected to be material to the Company, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(c) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA.

(d) With respect to the Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of collective bargaining agreement, a Company Benefit Plan, or applicable Law.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary to any severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other service provider. No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g) With respect to each Company Benefit Plan subject to the laws of any jurisdiction outside the United States, except as would not reasonably be expected to be material to the Company, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made and (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Company Benefit Plan subject to the laws of any jurisdiction outside the United States that provides retirement benefits is a defined contribution plan.

Section 4.14 Labor Relations; Employees.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of its Subsidiaries, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees of the Company or its Subsidiaries. (i) There is, and for the past three (3) years there has been, no strike, slowdown, work stoppage, lockout or other material labor dispute involving the Company or any Subsidiary pending, or to the Company’s knowledge threatened, nor (ii) to the knowledge of the Company, is there any labor organization activity involving any employees of the Company or any Subsidiary.

(b) The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment, including obligations under the National Labor Relations Act and any notice and other requirements under the Worker Adjustment and Retraining Notification Act and any similar state or local law; (ii) have not committed any unfair labor practices, and (iii) have no material pending or, to the knowledge of the Company, threatened claims or controversies regarding employment, terms of employment or termination of employment.

(c) The Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except as would not be material to the Company and its Subsidiaries taken as a whole.

(d) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with annual base salary in excess of $300,000 intends to terminate his or her employment.

(e) The Company has made available to Holdco or its agents or representatives true, correct and complete copies of all individual written employment, consulting, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, either the Company or any of its Subsidiaries is a party with respect to any current employee whose base salary during the fiscal year ending December 31, 2025 exceeds $300,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. The Company has made available to Holdco true, correct and complete copies of each such Contract, as amended to date.

(f) To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of its Subsidiaries with annual base salary in excess of $300,000 is in violation of any term of any restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or service recipient of any such individual relating to the right of any such individual to work for or provide services to the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries are “contractors” or “subcontractors” as defined by Executive Order 11246 or required to maintain an affirmative action plan.

(h) The Company is not party to a settlement agreement with a current or former oﬃcer, employee or independent contractor of the Company that involves allegations relating to discrimination, sexual harassment or sexual misconduct, or other alleged inappropriate conduct by any (i) oﬃcer of the Company or (ii) employee of the Company at the level of Vice President or above. In the last ﬁve (5) years, no formal allegations of discrimination, sexual harassment or sexual misconduct, or other alleged inappropriate conduct, have been made to the Company against any (i) oﬃcer of the Company in his or her capacity as such or (ii) employee of the Company at the level of Vice President or above.

(i) The Company is, and for the past three (3) years has been, in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notiﬁcation Act of 1988 and any similar foreign, state or local law relating to plant closings and layoﬀs. The Company has not engaged in broad-based layoﬀs, furloughs, employment terminations (other than for cause) or eﬀected any broad-based salary or other compensation or beneﬁts reductions, in each case, whether temporary or permanent, since January 1, 2024.

Section 4.15 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, and has paid over to the proper Governmental Authority in a timely manner all such withheld amounts and has otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries that remains unpaid, except for deficiencies that have been satisfied by payment, settled or withdrawn and deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable.

(e) The Company and each of its Subsidiaries that is required to be so registered is registered for the purposes of sales Tax, use Tax, transfer taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(f) There are no ongoing or pending Actions with respect to any Taxes of the Company or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries (other than an extension of time to file a Tax Return obtained in the ordinary course of business).

(g) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and/or its existing Subsidiaries and customary commercial contracts not primarily related to Taxes).

(i) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j) Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts not primarily related to Taxes).

(k) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(n) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, except as required by applicable Laws, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax Law) in taxable income for any Tax period (or portion thereof) beginning after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into on or before the Closing Date, (B) any installment sale or intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) entered into on or before the Closing Date or prepaid amount received outside the ordinary course of business on or before the Closing Date, or (C) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law) made on or before the Closing Date, to include any material item of income or exclude any material item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing Date.

(p) Notwithstanding anything to the contrary herein, nothing in this Section 4.15 is or shall be construed as a representation or warranty with respect to (i) any transaction or event occurring or any Tax position that any Person may take, in each case, in respect of any Post-Closing Tax Period, or (ii) the amount, value or condition of, or any limitations on, any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits, basis and similar Tax assets and attributes, or the ability of Holdco or any of its Affiliates to utilize such Tax assets and attributes in respect of any Post-Closing Tax Period.

(q) Except as otherwise provided under this Agreement, neither the Company nor any of its Subsidiaries has taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to impede any of the Intended Tax Treatments.

Section 4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.17 Insurance. The Company has made available to Holdco true, correct and complete copies of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement, in each case as in effect as of the date hereof. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. To the Company’s knowledge, the coverages provided by such insurance policies are normal and customary for comparable entities in the Company’s industry and are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 4.18 Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement and the Closing. Each Permit held by the Company or any of its Subsidiaries, is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party. The Company has made available to Holdco a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property.

(a) All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present uses.

(b) The tangible and real property assets owned by or leased to the Company and its Subsidiaries as of the date of this Agreement, constitute substantially all tangible and real property assets necessary to operate the business in substantially the same manner and scope as the business (i) has been conducted during the previous twelve (12) months and (ii) is operated as of the date hereof and immediately prior to the Closing.

Section 4.20 Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)  Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has made available to Holdco a true, accurate and complete list, as of the date of this Agreement, of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a valid and existing leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company or its applicable Subsidiary is in material compliance with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such Leased Real Property.

(iii) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any notice alleging any default under any of such Liens, encumbrances, easements, restrictions, or other matters. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) The Company and its Subsidiaries have made available to Holdco true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to Holdco; and there are no other lease agreements for real property affecting the Leased Real Property or to which any of the Company or its Subsidiaries is bound; and all such Real Property Leases are in full force and effect and valid and binding, and enforceable in accordance with their respective terms. The Company or a Subsidiary owns all of the lessee’s or tenant’s interest under the Real Property Leases and has not assigned, pledged or otherwise hypothecated any such interest. The Company and its Subsidiaries are in material compliance with the terms of all of the Real Property Leases and there are no breaches or defaults under the Real Property Leases by the Company or its Subsidiaries, or, to the knowledge of the Company, the lessor or landlord thereunder, and there are no events which with the passage of time or notice, or both, would constitute a monetary default or material non-monetary breach or default on the part of the Company or a Subsidiary, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary has received any written notice alleging any monetary default or material non-monetary breach or default that is ongoing under any of the Real Property Leases. The consummation of the transactions provided for herein will not create or constitute a default or event of default under any Real Property Lease or require the consent of any other party to any such lease to avoid a default or event of default.

(v) As of the date of this Agreement, no party, other than the Company or a Subsidiary, has any right to use or occupy the Leased Real Property or any portion thereof, whether as tenants, subtenants, trespassers or otherwise.

(vi) To the knowledge of the Company, no third party has a right to acquire any interest in the Leased Real Property.

(vii) There are no eminent domain or similar proceedings pending or, to the Company’s knowledge, threatened affecting any portion of the Leased Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding pending or, to the Company’s knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

(viii) The Leased Real Property is in good condition and repair and is sufficient for the uses in which such property is presently employed in all material respects.

Section 4.21 Intellectual Property.

(a) The Company has made available to Holdco a true, correct and complete list of each item of Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement that is registered with, or applied for with, a Governmental Authority, whether in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting, valid, and enforceable.

(b) The Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, except for any interference, infringement, misappropriation or other violation that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there is no claim, action, suit or proceeding pending to which the Company or any of its Subsidiaries is a named party, or to the Company’s knowledge, threatened, alleging the Company’s or its Subsidiaries’ interference, infringement, misappropriation or other violation of any Intellectual Property of any third Person. There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(c) As of the date of this Agreement (i) no Person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person in the past two (2) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of trade secrets and other material confidential or proprietary information, know-how and processes. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential or proprietary information, know-how and processes of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to, such information, know-how or processes, except as would not result in a Company Material Adverse Effect.

(e) The Company and its Subsidiaries (i) have documented all material Open-Source Software incorporated in, or used in connection with, the Company’s products or technology; (ii) are in compliance in all material respects with all Open-Source Licenses applicable to such Open-Source Software; (iii) have not used, incorporated or distributed any Open-Source Software in a manner that requires, or purports to condition the use of such Open-Source Software on, the disclosure, licensing or making available of any proprietary source code of the Company or any of its Subsidiaries, the licensing of any such proprietary software for the purpose of making derivative works, or any limitation or restriction on the right of the Company or any of its Subsidiaries to charge for, or otherwise exploit, any such proprietary software; and (iv) are not subject to any obligation under any Open-Source License that is inconsistent in any material respect with the Company’s commercialization plans for its products or technology.

(f) (i) All current and former employees, officers, consultants and independent contractors of the Company or any of its Subsidiaries who have contributed to the creation or development of any material Intellectual Property of the Company or any of its Subsidiaries have executed valid and enforceable written agreements assigning to the Company or the applicable Subsidiary all right, title and interest in and to such Intellectual Property, and (ii) to the knowledge of the Company, no such Person has retained any ownership interest or other right in or to any such material Intellectual Property.

Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, during the last five years, have been in compliance with all Environmental Laws;

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) Neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d) No Action is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

Section 4.23 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b) From the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.24 Related Party Transactions. Section 4.24 of the Company Disclosure Letter sets forth all Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, holder of five percent (5%) or more of the outstanding Company Shares or Affiliate (other than the Company’s Subsidiaries) of the Company, or any immediate family member of the foregoing Persons, on the other hand (each Person identified in this Section 4.24, a “Company Related Party” and each Contract identified in the foregoing clauses (a) and (b) of this Section 4.24, a “Related Party Contract”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company or any of its Subsidiaries entered into in the ordinary course of business, (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1 or entered into in accordance with Section 6.1, (iii) Company SAFEs, Company Convertible Notes, Strategic Investor Instruments and other equity or equity-linked instruments set forth on Section 4.6(b) of the Company Disclosure Letter and the Shareholders’ Agreement, and (iv) Contracts involving aggregate payments of less than $10,000 in any calendar year. All Contracts (including the Related Party Contracts), arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.24 are referred to herein as “Related Party Transactions.”

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries has offered or given, and to the knowledge of the Company, no Person acting for or on their behalf, has directly or indirectly: (i) made, offered, promised, paid, received or caused to be made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any “foreign official” (as defined in the Foreign Corrupt Practices Act of 1977, as amended), foreign political party or official thereof, candidate for foreign political office or other person for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Subsidiaries or Affiliates in obtaining or retaining business for or with, or directing business to, any person, or (ii) otherwise violated any Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, there are no current or pending, or, to the knowledge of the Company, threatened internal investigations, third party investigations (including by any Governmental Authority), internal or external audits, or internal or external reports that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of its Subsidiaries.

Section 4.26 Anti-Money Laundering; Sanctions and International Trade Compliance.

(a) The Company, and all of its respective directors and oﬃcers, and to the knowledge of the Company, employees or agents, representatives or other Persons acting on behalf of the Company, (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws and (ii) to the knowledge of the Company, have obtained all Permits, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required ﬁlings with, any applicable Governmental Authority that are required for the import, export, re-export, deemed export, deemed re-export, or transfer of goods or technology from the jurisdictions from which the Company and its Subsidiaries export goods or transfer technology (the “Export Approvals”). There are no, and have been no, pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, voluntary disclosures or claims against the Company related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its respective directors or officers, or to the knowledge of the Company, employees or agents, representatives or other Persons acting on behalf of the Company, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

(c) The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws.

(d) The Company and its Subsidiaries have obtained and are in compliance with all Permits and other licenses required under applicable International Trade Laws from the relevant Governmental Authorities in each jurisdiction from which the Company or any of its Subsidiaries exports goods or transfers technology, including any required registration as an exporter of dual-use items. No such registration has lapsed.

(e) All material products, technology, software and technical data of the Company and its Subsidiaries that are subject to export controls (including any dual-use items) have been accurately classified in all material respects under Regulation (EU) 2021/821 and any other export control regime applicable thereto in the jurisdiction from which such items are exported.

(f) The Company and its Subsidiaries hold all material export licenses, authorizations, registrations, exemptions and agreements required under applicable International Trade Laws for the conduct of their respective business operations as currently conducted, and each such license, authorization, registration, exemption and agreement is valid and in full force and effect. Section 4.26(f) of the Company Disclosure Letter sets forth a true and complete list of all such material export licenses, authorizations and agreements held by the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has received any written notice of, and the Company has no knowledge of, any pending or threatened investigation, inquiry, audit or enforcement action by any Governmental Authority relating to export controls, Sanctions Laws, International Trade Laws, or any dual-use or defense-related Laws or regulations, in each case involving the Company or any of its Subsidiaries.

Section 4.27 Indebtedness. The Company has made available to Holdco a true and complete statement, as of the date of this Agreement, of all Indebtedness of the Company and its Subsidiaries, except for (a) Indebtedness solely among the Company and its wholly owned Subsidiaries and (b) Indebtedness in amounts that are not individually, or in the aggregate, in excess of $1,000,000.

Section 4.28 Internal Controls.

(a) The Company and its Subsidiaries have established and maintained a system of internal accounting controls over financial reporting. Such internal accounting controls are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate Financial Statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(b) In the past three (3) years, neither the Company nor any of its Subsidiaries (including any independent auditor thereof) has received or been made aware of any written complaint, allegation, assertion or claim, written or otherwise, that there is, or has been, (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.29 Information Supplied. None of the information furnished in writing by the Company or any of its Subsidiaries to Holdco expressly for inclusion in the Joint Proxy Statement will, at the date on which the Joint Proxy Statement is declared effective, when the Joint Proxy Statement is first mailed to Holdco’s shareholders or at the time of the Holdco Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to any information supplied by or on behalf of Holdco, Merger Sub or the Sponsor, or with respect to any portion of the Joint Proxy Statement not based on information furnished by the Company in accordance with this Section 4.29.

Section 4.30 Customers and Suppliers.

(a) The Company has made available to Holdco a true and complete list, as of the date of this Agreement, of the top five (5) customers, and top five (5) vendors, in each case based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2026 (each such group of Persons, respectively, the “Top Customers” and the “Top Vendors”).

(b) During the six months prior to the date of this Agreement, none of the Top Customers or Top Vendors has informed in writing any of the Company or any of its Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or, other than in the ordinary course of business, materially limit or materially and adversely modify any of its existing or planned business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening, a material dispute against the Company or its Subsidiaries.

(c) Since January 1, 2024, neither the Company nor any of its Subsidiaries has suffered any material shortage, cessation or interruption of operations or the provision of any services as a result of conduct by any Top Vendors.

Section 4.31 Data Privacy and Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company is in compliance with, and during the past three (3) years has been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal data and information, (ii) the Company’s publicly facing privacy policies, and (iii) the Company’s contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company (the foregoing clauses (i) through (iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. There are not, and have not been in the past three (3) years, any claims by any Person, or any investigations by any Governmental Authority, pending to which the Company is a named party or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Privacy and Cybersecurity Requirements.

(b) During the past three (3) years, to the knowledge of the Company, (i) there have been no material breaches of the security of, and (ii) there have been no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s business or operations with respect to, any Company IT Systems owned or controlled by the Company, or to the knowledge of the Company, those controlled by any third Person. The Company has implemented commercially reasonable cybersecurity practices (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company and its business environment) and have remediated any and all material vulnerabilities disclosed in such tests and assessments to Company.

(c) The Company has established and maintained, and to the knowledge of the Company all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all trade secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards.

(d) To the knowledge of the Company, (i) neither the Company nor any third Person controlling any Company IT System or processing personal information on its behalf, has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company, (ii) there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential or proprietary information, know-how and processes of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to, such information, know-how or processes. With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

Section 4.32 Aviation Regulatory Matters.

(a) The Company has made available to Holdco a complete and accurate list of all material Aviation Authorizations held by the Company or any of its Subsidiaries, including, for each such Aviation Authorization, the issuing Aviation Authority, the authorization or certificate number, the scope thereof and the expiry date.

(b) Each material Aviation Authorization is valid and in full force and effect and has not been suspended, revoked or modified in any material respect, and neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened revocation, suspension or material modification of any material Aviation Authorization.

(c) The consummation of the transactions contemplated by this Agreement will not, in and of itself, result in the loss, suspension, revocation or material modification of any material Aviation Authorization, subject to obtaining the approvals and notifications identified in Section 4.5.

Section 4.33 Solvency. The Company is not unable to pay its debts within the meaning of section 570 of the Companies Act. Neither the Company nor any of its Subsidiaries is the subject of any insolvency, bankruptcy, reorganization, receivership, winding up, liquidation or similar proceeding, and no changes in, or amendments to, the Organizational Documents of the Company or any of its Subsidiaries are pending.

Section 4.34 No Additional Representation or Warranties Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Holdco or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Holdco or its Affiliates. Without limiting the foregoing, Holdco acknowledges that Holdco, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Holdco by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Except, in the case of Holdco, as set forth in (i) any Holdco SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure letter delivered by Holdco to the Company (the “Holdco Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Holdco represents and warrants to the Company as of the date of this Agreement as follows:

Section 5.1 Corporate Organization. As of the date of this Agreement and prior to the Holdco Domestication, Holdco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. From and after the Holdco Domestication, Holdco shall be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The copies of the amended and restated memorandum and articles of association of Holdco, in each case, as amended to the date of this Agreement, made available by Holdco to the Company, are true, correct and complete. Holdco is duly licensed or qualified and in good standing as a foreign company or corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Holdco Material Adverse Effect.

Section 5.2 Due Authorization. Holdco has all requisite corporate power and authority to (a) execute and deliver this Agreement, and (b) subject to obtaining the Holdco Shareholder Approval, consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder (assuming, if such consummation and performance, as applicable, would occur after November 13, 2026, that the Holdco Extension Approval has been obtained). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) duly and validly authorized and approved by the Board of Directors of Holdco and (ii) determined by the Board of Directors of Holdco to be advisable and in the best interests of Holdco and its shareholders. No other corporate proceeding on the part of Holdco is necessary to authorize this Agreement (other than, in the case of the Transaction Proposals, the Holdco Shareholder Approval). The Board of Directors of Holdco has duly approved resolutions to recommend approval of this Agreement by the shareholders of Holdco. This Agreement has been duly and validly executed and delivered by Holdco, and this Agreement constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency, winding-up, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Holdco has the corporate power to issue the Merger Consideration.

Section 5.3 No Conflict. Subject to the Holdco Extension Approval (if applicable) and the Holdco Shareholder Approval, the execution and delivery of this Agreement by Holdco and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the amended and restated memorandum and articles of association, certificate of incorporation, bylaws or other organizational documents of Holdco or any Subsidiary of Holdco, (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which Holdco or any Subsidiary of Holdco is a party or by which Holdco or any Subsidiary of Holdco may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or (d) result in the creation of any Lien upon any of the properties or assets of Holdco or any Subsidiary of Holdco or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Holdco Material Adverse Effect.

Section 5.4 Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of Holdco, threatened Legal Proceedings against Holdco or any of its Subsidiaries or, to the knowledge of Holdco, any of their respective directors, officers or employees (in their capacity as such) that are material to Holdco and its Subsidiaries, taken as a whole. There are no material investigations or other inquiries pending or, to the knowledge of Holdco, threatened by any Governmental Authority, against Holdco or any of its Subsidiaries, or, to the knowledge of Holdco, any of their respective officers, directors or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Holdco or any of its Subsidiaries that is material to Holdco and its Subsidiaries, taken as a whole, nor are any material assets of Holdco or its Subsidiaries bound by or subject to any such Governmental Order that individually or in the aggregate would reasonably be expected to have a Holdco Material Adverse Effect. Each of Holdco and its Subsidiaries are, and since the date of their respective incorporations have been, in compliance with all applicable Laws in all material respects.

Section 5.5 SEC Filings. Holdco has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since Holdco’s initial public offering (the “IPO”) and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Holdco SEC Reports”), except as would not, or would not reasonably be expected to, materially and adversely impact the business of Holdco and its Subsidiaries, taken as a whole. Each of the Holdco SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Holdco SEC Reports. As of the respective date of its filing, the Holdco SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Holdco SEC Reports.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Holdco’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), (i) Holdco has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Holdco, including its consolidated Subsidiaries, is made known to Holdco’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) since the IPO, Holdco and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Holdco’s financial reporting and the preparation of Holdco’s financial statements for external purposes in accordance with GAAP, except as would not, or would not reasonably be expected to, materially and adversely impact the business of Holdco and its Subsidiaries, taken as a whole.

(b) Each director and executive officer of Holdco has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Holdco has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since the IPO, Holdco has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of Holdco Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the knowledge of Holdco, threatened against Holdco by NASDAQ or the SEC with respect to any intention by such entity to deregister the Holdco Common Shares or prohibit or terminate the listing of Holdco Common Shares on NASDAQ. Holdco has taken no action that is designed to terminate the registration of Holdco Common Shares under the Exchange Act.

(d) The Holdco SEC filings contain true and complete copies of the (i) audited consolidated balance sheet as of December 31, 2025, and statement of operations, cash flow and shareholders’ equity of Holdco and its Subsidiaries for the period commencing from its date of incorporation through December 31, 2025, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of Holdco and its Subsidiaries for the periods ended March 31, 2026 and June 30, 2026 ((i) and (ii) together, the “Holdco Financial Statements”). Except as disclosed in the Holdco SEC filings, the Holdco Financial Statements (i) fairly present in all material respects the consolidated financial position of Holdco and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Holdco and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Holdco with respect to Holdco’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any requirements, filings, submissions or notifications required under any other Antitrust and Foreign Investment Law, (ii) the Holdco Shareholder Approval, (iii) the Holdco Extension Approval, (iv) the filing of the Joint Proxy Statement, (v) filings in connection with the Holdco Domestication and (vi) as otherwise disclosed on Section 5.7 of the Holdco Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Holdco has at least $98,235,059 in the account established by Holdco for the benefit of its public shareholders at the Trustee (the “Trust Account”) (excluding an aggregate of approximately $13,687,500 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of May 8, 2024, between Holdco and the Trustee, as amended by Amendment No. 1 thereto, dated as of May 12, 2026, and as further amended in connection with the Holdco Extension Approval, if applicable (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Holdco SEC Reports to be inaccurate or, to the knowledge of Holdco, that would entitle any Person (other than shareholders of Holdco holding Holdco Common Shares sold in the IPO who shall have elected to redeem their Holdco Common Shares pursuant to the Holdco Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes, (ii) in respect of Holdco Share Redemptions (including in connection with the Holdco Extension Approval) and (iii) as otherwise permitted by the Holdco Governing Documents and the Trust Agreement. There are no proceedings pending or, to the knowledge of Holdco, threatened with respect to the Trust Account.

Section 5.9 Absence of Changes. Since the date of Holdco’s incorporation, (a) there has not been any Holdco Material Adverse Effect and (b) except as set forth in Section 5.9 of the Holdco Disclosure Letter, Holdco and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.10 No Undisclosed Liabilities. Except for any fees and expenses payable by Holdco or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Holdco or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Holdco SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Holdco SEC Reports in the ordinary course of the operation of business of Holdco and its Subsidiaries or (iii) which would not be, and would not reasonably be expected to be, material to Holdco or any of its Subsidiaries.

Section 5.11 Capitalization of Holdco.

(a) As of the date hereof, the authorized share capital of Holdco is $22,100 divided into (i) 200,000,000 Holdco Class A ordinary shares of par value $0.0001 (the “Holdco Class A Ordinary Shares”), of which 16,161,228 shares are issued and outstanding as of the date of this Agreement; (ii) 20,000,000 Class B ordinary shares of par value $0.0001 each (the “Holdco Class B Ordinary Shares”), of which no shares are issued and outstanding as of the date of this Agreement; and (iii) 1,000,000 preference shares of par value $0.0001 each (the “Holdco Preferred Shares”), of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Holdco Securities”). All Holdco Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Holdco Governing Documents or any Contract to which Holdco is a party or otherwise bound.

(b) The Holdco Warrants are, and after giving effect to the Merger will be, exercisable for one Holdco Common Share at an exercise price $11.50 per share. As of the date hereof, 21,375,000 Holdco Warrants are outstanding. No Holdco Warrants are exercisable until the Closing. All outstanding Holdco Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance in all material respects with applicable federal and state securities Laws, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Holdco Governing Documents or any Contract to which Holdco is a party or otherwise bound. Except for the Holdco Governing Documents, there are no outstanding Contracts of Holdco to repurchase, redeem or otherwise acquire any Holdco Securities.

(c) Except as set forth in this Section 5.11 or with respect to any Holdco Common Shares issued as part of any third party equity financing to Holdco contingent upon the Closing or in connection with the PIPE Investment, Holdco has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Holdco Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Holdco Securities or the value of which is determined by reference to the Holdco Securities, and there are no Contracts of any kind which may obligate Holdco to issue, purchase, redeem or otherwise acquire any of its Holdco Securities.

(d) At the effective time of the Holdco Domestication, the Holdco Common Shares, and the Merger Consideration when issued in accordance with the terms hereof and the Merger, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Holdco Governing Documents or any Contract to which Holdco is a party or otherwise bound.

(e) Holdco has no Subsidiaries (other than Merger Sub following its incorporation) and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Holdco is not party to any Contract that obligates Holdco to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12 Brokers’ Fees. Except fees described on Section 5.12 of the Holdco Disclosure Letter (which fees shall be the sole responsibility of Holdco), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Holdco or any of its Affiliates.

Section 5.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect:

(a) Except as otherwise provided under this Agreement, Holdco has not has taken any action, nor to the knowledge of Holdco are there any facts or circumstances, that would reasonably be expected to impede any of the Intended Tax Treatments.

(b) All income and other material Tax Returns required to be filed by or with respect to Holdco have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Holdco has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, and has paid over to the proper Governmental Authority in a timely manner all such withheld amounts and has otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(d) There are no Liens for any Taxes (other than Permitted Liens) upon any property or assets of Holdco.

(e) No deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against Holdco that remains unpaid, except for deficiencies that have been satisfied by payment, settled or withdrawn and deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f) Holdco is registered for the purposes of sales Taxes, use Taxes, transfer taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(g) There are no ongoing or pending Actions with respect to any Taxes of Holdco and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Holdco (other than an extension of time to file a Tax Return obtained in the ordinary course of business).

(h) Holdco has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(i) Holdco is not a party to any Tax indemnification or Tax sharing agreement (other than customary commercial contracts not primarily related to Taxes).

(j) Holdco has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) Holdco is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts not primarily related to Taxes).

(l) No material written claim has been made by any Governmental Authority where Holdco does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(m) Holdco has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) Holdco is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(o) Holdco will not be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, except as required by applicable Laws, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax Law) in taxable income for any Tax period (or portion thereof) beginning after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into on or before the Closing Date, (B) any installment sale or intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) entered into on or before the Closing Date or prepaid amount received outside the ordinary course of business on or before the Closing Date, or (C) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law) made on or before the Closing Date, to include any material item of income or exclude any material item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing Date.

(p) Notwithstanding anything to the contrary herein, nothing in Section 5.13 is or shall be construed as a representation or warranty with respect to (i) any transaction or event occurring or any Tax position that any Person may take, in each case, in respect of any Post-Closing Tax Period or (ii) the amount, value or condition of, or any limitations on, any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign, or other Tax credits, basis and similar Tax assets and attributes, or the ability of Company or any of its Subsidiaries to utilize such tax assets and attributes in respect of any Post-Closing Tax Period.

Section 5.14 No Outside Reliance; Acquisition for Investment. Notwithstanding anything contained in this Article V or any other provision hereof, Holdco acknowledges and agrees that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and Holdco specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

Section 5.15 No Additional Representation or Warranties. Except as provided in this Article V, neither Holdco nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with their respective advisors, have made their own investigation of Holdco and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Holdco and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Holdco or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, the Company by Holdco and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement.

Article VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (such period, the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Holdco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company in the ordinary course and consistent with past practice and in material compliance with all applicable Laws and (ii) use commercially reasonable efforts to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, including in connection with the Company Reorganization and the Permitted Financing, as consented to by Holdco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) materially change or amend the Constitution or other Organizational Documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b) (i) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiary’s share capital or capital stock, except for dividends by any of the Company’s wholly-owned Subsidiaries made in the ordinary course, (ii) split, subdivide, combine, consolidate, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiary’s share capital or capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;

(c) materially adversely modify or terminate (other than expiration in accordance with its terms, if allowing such Contract to expire is in the ordinary course of business) any Material Contract or any Real Property Lease, except in the ordinary course of business, or enter into any Contract that would constitute a Material Contract if entered into prior to the date hereof;

(d) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, including, without limitation, the Leased Real Property, except in the ordinary course of business;

(e) acquire any ownership interest in any real property;

(f) except as otherwise required by Law or existing Company Benefit Plans, or (except with respect to clause (iv) below) in the ordinary course of business consistent with past practice (i) take any action with respect to the grant of any severance, retention, change in control or termination or similar pay (ii) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business; (iv) increase the compensation, bonus opportunity or other remuneration of any employee, officer, director or other service provider, except, with respect to any employee, officer, director or service provider of the Company or any of its Subsidiaries whose annual base salary does not exceed $300,000, for increases in the ordinary course of business; (v) establish any trust or take any other action to secure the payment of any compensation; (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit or (vii) grant any severance, change in control, retention or similar payment or benefits;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make any material loans or material advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(i) except as explicitly contemplated by this Agreement or required by applicable Law, (A) change any material Tax accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any closing agreement in respect of Taxes, (D) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (E) make or surrender any right to claim a material refund of Taxes, (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any Tax Return or (G) file any amended material Tax Return other than any such amendments that would be consistent with the past practice of the Company;

(j) except as otherwise provided under this Agreement, take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede any of the Intended Tax Treatments;

(k) incur or assume any Indebtedness (including by increasing amounts outstanding under existing instruments) or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(l) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $300,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(m) issue any additional Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation other than the SAFE Conversion Shares, the Company Shares issuable on conversion of the Company Convertible Notes and the Strategic Investor Instruments, grants of Company Options, in the ordinary course of business consistent with past practice, under the Company Incentive Plans as in effect as of the date hereof that are reserved and unissued under such plans as of the date hereof, as reflected in the information made available by the Company to Holdco, with vesting schedules and other terms consistent with past practice and without any transaction-related acceleration of vesting or exercisability;

(n) form or cause to be formed any new Subsidiary of the Company;

(o) waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary Damages in an amount less than $300,000 per individual claim or $1,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) or are covered by insurance; however, under no circumstances shall the Company settle or otherwise resolve any of its Legal Proceedings without prior written consent from Holdco;

(p) grant to or acquire from, or agree to grant to or acquire from, any Person Intellectual Property that is material to the Company and its Subsidiaries, other than in the ordinary course of business and consistent with past practice, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property of the Company and its Subsidiaries except in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business and pursuant to obligations to maintain the confidentiality thereof, disclose or agree to disclose to any Person (other than Holdco or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries;

(q) enter into any collective bargaining agreement or similar agreement, other than as required by applicable Law;

(r) (i) limit in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(s) make or commit to make any capital expenditures, except in the ordinary course of business consistent with past practice;

(t) pay accounts payable prior to the stated maturity (other than for a valid and legitimate business reason) or discharge any obligor from its obligations under any account receivable other than upon payment in full of all amounts payable thereunder (other than for a valid and legitimate business reason);

(u) materially change, modify or abandon the Company’s aviation certification or product development roadmap, or take any action or omit to take any action that could reasonably be expected to result in a material delay to, or the failure to obtain, any material Aviation Authorization currently being sought by the Company;

(v) take any action or omit to take any action that could reasonably be expected to result in the suspension, revocation or material modification of any Aviation Authorization held by the Company or any of its Subsidiaries;

(w) make any material change in its accounting methods, principles, policies or practices, except as required by applicable Law or applicable accounting standards;

(x) terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Permit, except in the ordinary course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole; or

(y) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Holdco and its accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records, and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs and operations of the Company and its Subsidiaries as such representatives may reasonably request. All information obtained by Holdco and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Antitrust and Foreign Investment Law Approvals. In connection with the Transactions, the Company shall (and, to the extent required, shall cause Newco and its Affiliates to) (i) comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, and in any event within the applicable statutory deadlines, make such other filings, submissions or notifications required under any other Antitrust and Foreign Investment Law, if applicable. The Company shall, and shall cause Newco to, use reasonable best efforts to obtain as promptly as practicable all clearances, approvals, permits, authorizations and consents required under any applicable Antitrust and Foreign Investment Law in connection with the Transactions and to cause any applicable waiting periods to expire or be terminated. The Company shall, and shall cause its Affiliates to, substantially comply with any applicable Antitrust and Foreign Investment Information or Document Requests.

Section 6.4 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives not to (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company and its officers and directors shall, and the Company shall instruct and cause the Company’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, including any actions described in this Section 6.4, and as promptly as practicable thereafter notify each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

Section 6.5 Financial Statements.

(a) As soon as reasonably practicable, the Company shall deliver to Holdco the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, shareholders’ deficit and cash flow of the Company and its Subsidiaries as of and for the nine and three-month period ended September 30, 2026 (the “Q3 Financial Statements”) and shall use its commercially reasonable efforts to do so by December 31, 2026.

(b) As promptly as practicable after the date of this Agreement, the Company shall deliver to Holdco the PCAOB Financial Statements and the consent of the independent auditors to use such PCAOB Financial Statements in the Joint Proxy Statement and Registration Statement.

(c) From the date hereof until the Closing, the Company shall furnish to Holdco unaudited consolidated balance sheets of the Company and its Subsidiaries, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows, for each quarterly period completed after the date hereof, no later than forty-five (45) days following the end of each such quarterly period, which interim financial statements shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), suitable for inclusion in the Joint Proxy Statement or the Registration Statement.

Section 6.6 Company Reorganization.

(a) The Company and Newco shall, and shall cause their respective Affiliates to, take all actions necessary or advisable to implement and complete the Company Reorganization in accordance with this Agreement and applicable Law prior to the Closing and in the sequence contemplated hereby. Without limiting the foregoing, the Company and Newco shall use reasonable best efforts to obtain all consents, approvals, authorizations and waivers required in connection with the Company Reorganization and shall duly execute and deliver all agreements, instruments and other documents, make all filings and take all corporate and other actions necessary to give effect thereto, including the transfer and exchange of Company Shares, the novation to and assumption by Newco of the Company SAFEs, the applicable Company Convertible Notes and, to the extent contemplated by Section 3.3(c), the Strategic Investor Instruments, and the adoption of the Newco Incentive Plan and assumption of the Company Options, in each case as contemplated by this Agreement.

(b) From the date hereof until the Closing, the Company and Newco shall keep Holdco and its Representatives reasonably informed, on a current basis and in reasonable detail, of the status of the Company Reorganization, reasonably consult and cooperate with Holdco and its Representatives in connection therewith, and promptly provide such information and supporting documentation relating thereto as Holdco may reasonably request. The Company and Newco shall promptly notify Holdco in writing of any actual or reasonably anticipated impediment to, or material delay in, the implementation or completion of the Company Reorganization, including any failure or anticipated failure to obtain any required consent, approval, authorization or waiver, together with the actions proposed to address such matter.

(c) As promptly as reasonably practicable following the date hereof, the Company and Newco shall provide Holdco and its Representatives with drafts of all agreements, instruments, resolutions, consents, notices, filings and other documents to be executed, delivered or filed in connection with the Company Reorganization, including any amendments or modifications thereto, sufficiently in advance of their execution, delivery or filing to afford Holdco and its Representatives a reasonable opportunity to review and comment thereon. The Company and Newco shall consider in good faith all comments provided by Holdco and its Representatives, and all such documents shall be in form and substance reasonably satisfactory to Holdco. Neither the Company nor Newco shall execute or file any such document unless Holdco has first had a reasonable opportunity to review and comment on its final form. The Company and Newco shall promptly provide Holdco with true and complete copies of all such documents as executed, delivered or filed.

(d) Neither the Company nor Newco shall, nor shall either permit any of its Subsidiaries to, amend, modify or waive any material provision of any document implementing the Company Reorganization, or make any material change to the steps, structure or sequencing of the Company Reorganization contemplated by this Agreement, without Holdco’s prior written consent.

(e) Prior to the Closing, the Company and Newco shall deliver to Holdco evidence reasonably satisfactory to Holdco that the Company Reorganization has been duly completed in accordance with this Agreement and applicable Law, including copies of all required corporate and shareholder approvals, executed instruments of transfer, securities exchange agreement, deed of novation or assignment and assumption agreement, applicable filings and updated registers of stock ledgers, together with an updated capitalization table of Newco reflecting the Company Reorganization and the treatment of the applicable securities contemplated by Article III.

(f) Without limiting the obligations of the Company and Newco under this Section 6.6, the Company and Newco shall use reasonable best efforts to advance the implementation of the Company Reorganization as promptly as practicable, including by completing all preparatory steps necessary for its consummation; provided, however, that the Company and Newco shall not complete the Company Reorganization until (i) each condition set out in Article IX has been satisfied or waived (other than conditions which by their nature are to be satisfied at the Closing or which relate to the Company Reorganization), (ii) Holdco has delivered the Holdco Financing Certificate, and (iii) Holdco has confirmed to the Company in writing that it reasonably expects the Minimum Cash Condition to be satisfied at the Closing.

(g) Formation and Joinder of Newco. As promptly as reasonably practicable following the date hereof, the Company shall cause Newco to be duly incorporated as a corporation under the Laws of the State of Delaware, solely for the purpose of consummating the Company Reorganization, the Merger and the other Transactions. Promptly following its incorporation, and in any event prior to the commencement of the Company Reorganization, the Company shall cause Newco to execute and deliver to Holdco the Newco Joinder, in form and substance reasonably satisfactory to Holdco, to be negotiated and agreed upon by Holdco and the Company in good faith prior to its execution, pursuant to which Newco shall become a party to this Agreement for all purposes and agree to be bound by, and perform, all of the covenants, agreements and obligations applicable to Newco hereunder as if it had been an original signatory hereto.

(h) The Newco Joinder shall also provide that Newco makes the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.5, 4.6, 4.10, 4.11(a), 4.11(c), 4.15, 4.16 and 4.33, mutatis mutandis, to the extent applicable to Newco, on the same terms as those applicable to the Company thereunder, with references to the Company, its jurisdiction of incorporation, Organizational Documents, shareholders, shareholder approvals and execution of this Agreement adapted as appropriate to Newco and the Newco Joinder (provided that no disclosure in the Company Disclosure Letter shall qualify any representation or warranty made by Newco unless expressly identified as applicable to Newco), provided, further, that the representations and warranties under (x) Section 4.6 shall be adapted to reflect Newco’s capitalization and securities, excluding references to the Company’s historical capitalization, the Companies Act and the Shareholders’ Agreement and giving effect to the issuances and other Transactions, and the (y) under Section 4.33 shall be adapted to reflect applicable Delaware Law, together with the following additional representations and warranties:

(i) Newco was incorporated solely for the purpose of consummating the Company Reorganization, the Merger and the other Transactions and has not engaged in any business activities or conducted any operations other than those incidental thereto;

(ii)as of immediately prior to the Effective Time, Newco shall not have any assets or properties other than the Company Shares, or any liabilities or Indebtedness, other than those expressly contemplated by this Agreement or otherwise approved in writing by Holdco;

(iii) Newco shall not be a party to or bound by any Contract or obligation other than its Organizational Documents, this Agreement, the Ancillary Documents and the agreements and instruments expressly contemplated by this Agreement, in each case as applicable to Newco; and

(iv) as of immediately prior to the Effective Time, Newco shall own, beneficially and of record, all of the issued and outstanding Company Shares, free and clear of all Liens, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), options, warrants, calls, commitments, proxies or other contract or similar rights.

(i) All representations and warranties of Newco in the Newco Joinder shall be made as of the date of the Newco Joinder (except for those expressly made as of a later date) and shall be subject to the bring-down requirements set forth in Section 9.2(a).

(j) The execution and delivery of the Newco Joinder shall not amend or otherwise modify this Agreement or release or limit any obligation of the Company hereunder. The Company shall promptly provide Holdco with copies of Newco’s certificate of incorporation and bylaws.

(k) Activities of Newco. From its incorporation until the Effective Time, the Company shall cause Newco not to engage in any business or conduct any operations other than those incidental to its incorporation, capitalization, the Company Reorganization, the Merger and the other Transactions. Except as expressly contemplated by this Agreement or with Holdco’s prior written consent, Newco shall not (i) acquire or hold any assets other than the Company Shares, (ii) incur or assume any liabilities or Indebtedness, (iii) enter into any Contracts, other than its Organizational Documents, this Agreement, the Ancillary Documents and the instruments necessary to implement the Company Reorganization or the other Transactions, or (iv) issue, sell, transfer, pledge or otherwise dispose any shares of capital stock or other equity or voting securities, or any options, warrants, convertible securities or other rights to acquire any of the foregoing, other than as contemplated by this Agreement.

Section 6.7 Transaction Support and Voting Agreements. Promptly, and in any event no later than thirty (30) days following the date hereof, the Company shall cause each Principal Shareholder to execute and deliver to Holdco a Transaction Support and Voting Agreement.

Article VII

COVENANTS OF HOLDCO

Section 7.1 Antitrust and Foreign Investment Law Approvals.

(a) In connection with the Transactions, Holdco shall (and, to the extent required, shall cause its Affiliates to) (i) to the extent required, comply promptly but in no event later than fifteen (15) Business Days after the date hereof with the notification and reporting requirements of the HSR Act to the extent available, and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings, submissions or notifications required under any other applicable Antitrust and Foreign Investment Law (and in any event no later than sixty (60) days after the date of this Agreement or such later date as Holdco and the Company may agree in writing); provided that, where a pre-notification process applies, such deadline shall apply to submission of the draft notification, and the formal notification shall be submitted as promptly as practicable thereafter. The Company and Newco shall, and shall cause their respective Subsidiaries and Representatives to, promptly provide all information, documents and assistance reasonably requested by Holdco in connection with such filings, submissions and notifications and any Antitrust and Foreign Investment Information or Document Requests. Each filing deadline specified in this paragraph shall be extended to the extent Holdco’s ability to meet such deadline is delayed by a failure to provide such cooperation. Holdco shall substantially comply with any Antitrust and Foreign Investment Information or Document Requests.

(b) Holdco shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Antitrust and Foreign Investment Law and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions.

(c) Holdco shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Holdco and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Holdco to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d) Holdco shall promptly furnish to the Company copies of any notices or written communications received by Holdco or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and Holdco shall permit counsel to the Company an opportunity to review in advance, and Holdco shall consider in good faith the views of such counsel in connection with, any proposed written communications by Holdco and/or its Affiliates to any Governmental Authority concerning the Transactions. Holdco agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Holdco and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(e) Holdco shall be solely responsible for and pay all filing fees (whether or not such fees may be the obligation of the Company under applicable Law) payable to the Antitrust Authorities in connection with the Transactions.

Section 7.2 D&O Indemnification and Insurance.

(a) Except for fraud or criminal liability, from and after the Effective Time, Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Constitution or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six years from and after the Closing Date, Holdco shall cause its certificate of incorporation and the bylaws or any successor thereof to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company or any of its Subsidiaries for periods at or prior to the Closing Date than are set forth in the Constitution of the Company as of the date of this Agreement.

(b) Prior to the Effective Time, the Company shall obtain prepaid “tail” policies reasonably acceptable to Holdco extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore provided to Holdco or its agents or representatives); provided, however, that the amount paid for such prepaid policies pursuant to this sentence shall not exceed the annual equivalent of three hundred percent (300%) of the annual premiums paid by the Company in its last full fiscal year without the prior written consent of Holdco.

(c) Holdco agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers of Holdco (each, together with such person’s heirs, executors and administrators, a “Holdco D&O Indemnified Party”), as provided in the Holdco Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from and after the Closing Date, Holdco shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Holdco Governing Documents as in effect immediately prior to the Closing Date, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Holdco D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceeding pending or asserted, or any claim made, within such period shall continue until the final disposition of such Legal Proceeding or resolution of such claim.

(d) Prior to the Closing, Holdco shall purchase and fully pay the premium for a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Holdco D&O Tail”) in respect of acts or omissions occurring at or prior to the Closing, covering each Person who is or was a director or officer of Holdco at or prior to the Closing, on terms with respect to coverage, deductibles and amounts no less favorable than those of Holdco’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement, for the six (6)-year period following the Closing. Holdco shall (and shall cause its successors and assigns to) maintain the Holdco D&O Tail in full force and effect for its full term and honor all obligations thereunder.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Holdco. In the event that Holdco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Holdco shall succeed to the obligations set forth in this Section 7.2.

(f) Prior to the Closing, Holdco shall obtain a directors and officers liability insurance policy, which shall be effective from and after the Effective Time and shall be reasonably acceptable to the Company.

Section 7.3 Adoption of Option Plan and Employee Stock Purchase Plan. Subject to the approval pursuant to Section 8.1(b):

(a) Holdco, Newco and the Company shall take all actions necessary or appropriate to effect the substitution contemplated by Section 3.2(a). Each Replacement Option shall be on economically equivalent terms (with the number of shares and exercise price adjusted by reference to the Merger Consideration Per Fully-Diluted Share) and shall preserve existing vesting terms. Any such exchange shall be implemented in accordance with the rules of the applicable Company Incentive Plans and Newco Incentive Plan, applicable Law, and with any consent or approval of the relevant holder where required.

(b) To the extent necessary, Holdco shall, no later than ten (10) Business Days following the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Common Shares subject to the Replacement Options and issuable under the ESPP, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Replacement Options remain outstanding. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Common Shares for delivery upon exercise of the Replacement Options and pursuant to the ESPP, subject to the terms of this Agreement.

(c) Prior to the Effective Time, Holdco will adopt a customary employee stock purchase plan that is proposed by the Company (the “ESPP”) and as reasonably accepted by Holdco, with such adoption effective as of, and conditioned upon, the Closing.

Section 7.4 Use of Closing Date Cash. At the Effective Time, subject to the release of the proceeds from the Trust Account, Holdco shall apply the Closing Date Cash (x) first, to pay the Company Transaction Expenses and the Holdco Transaction Expenses in accordance with Section 3.12, (y) thereafter, to pay the debt holders identified on the Closing Payment Schedule delivered pursuant to Section 3.11 an amount, in cash, equal to (1) the Net Closing Date Cash, (2) multiplied by each such debt holder’s applicable percentage as set forth on the Closing Payment Schedule, in the case of each such debt holder, up to the amount owed to such debt holder by the Company in respect of such Indebtedness; provided, however, that the aggregate amount payable to all such debt holders pursuant to this clause (y) shall in no event exceed the aggregate amount owed under the Legacy Notes set forth in Section 4.6(b) of the Company Disclosure Letter (as adjusted during the Interim Period in accordance with the Legacy Notes set forth thereunder, subject to this Agreement) and any Indebtedness incurred pursuant to any Permitted Financing or otherwise approved in writing by Holdco, immediately prior to the Effective Time, and (z) thereafter, to retain any remaining Net Closing Date Cash for the benefit of the Company’s balance sheet.

Section 7.5 NASDAQ Listing. Prior to the Effective Time, Holdco shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the Holdco Common Shares and Domesticated Holdco Warrants issuable in the Merger, and shall use its reasonable best efforts to obtain conditional approval for the listing of such Holdco Common Shares on NASDAQ (or such other U.S. national securities exchange as may be mutually agreed by Holdco and the Company), subject to run-off of Holdco’s current listing and official notice of issuance with respect to Holdco’s post-combination listing, and the Company shall reasonably cooperate with Holdco with respect to such listing.

Section 7.6 No Solicitation by Holdco. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Holdco and its Subsidiaries shall not, and Holdco shall instruct and use its reasonable best efforts to cause its representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal; provided, however, that nothing in this Section 7.6 shall prohibit Holdco, its Subsidiaries or any of their Representatives from engaging in discussions or negotiations regarding, or entering into an agreement in respect of, a Holdco Acquisition Proposal, so long as (w) such Holdco Acquisition Proposal does not constitute a Business Combination Proposal, (x) the consummation thereof is conditioned upon, and occurs only following, the Effective Time, and (y) such Holdco Acquisition Proposal would not reasonably be expected to prevent, impair, impede or delay the consummation of the Merger or the performance by Holdco of its obligations hereunder, or impose any obligation or liability on the Company, Newco or any of their respective Subsidiaries. From and after the date hereof, Holdco and its officers and directors shall, and Holdco shall instruct and cause Holdco’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal.

Section 7.7 Holdco Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, Holdco shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or any Ancillary Document (including as contemplated by the PIPE Investment, the Holdco Domestication, the Holdco Conversion, the Sponsor Letter Agreement or any non-redemption or financing arrangement expressly permitted under this Agreement) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except (x) for actions taken in connection with the Holdco Extension Approval (if applicable), or (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Holdco shall not, and Holdco shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of Holdco or any of its Subsidiaries, except as otherwise required by Law or in connection with the Holdco Domestication;

(b) (i) make or declare any dividend or distribution to the shareholders of Holdco or make any other distributions in respect of any of Holdco’s or any of its Subsidiary’s capital stock, except for dividends by any of Holdco’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Holdco’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Holdco or its Subsidiaries, other than a redemption of Holdco Common Shares made as part of the Holdco Share Redemptions;

(c) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between Holdco and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d) (A) issue any Holdco Securities or securities exercisable for or convertible into Holdco Securities, other than (i) issuance of Holdco Common Shares pursuant to, and in accordance with any third party equity financing of Holdco contingent upon the Closing, and (ii) issuance of the Merger Consideration, or (B) grant any additional options, warrants or stock appreciation rights with respect to Holdco Securities not outstanding on the date hereof;

(e) enter into, or become bound by, any Contract except in the ordinary course of business or as reasonably necessary in connection with the Transactions; or

(f) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.7.

Section 7.8 Post-Closing Directors of Holdco. The Company and Holdco shall take all necessary action to cause the board of directors of Holdco as of immediately following the Closing to consist of seven (7) directors, which shall include (i) two (2) directors designated by Sponsor (each, a “Sponsor Designee”), (ii) each of Svilen Rangelov and Konstantin Rangelov and (iii) three (3) other individuals as shall be determined by the Company, one of which will be a designee of SDF; provided, that with respect to all nominations the composition of the board of directors of Holdco shall comply with the applicable independence requirements of NASDAQ and applicable Law. If any Sponsor Designee ceases for any reason to serve as a director of the board of directors of Holdco (whether due to death, disability, resignation, removal or otherwise), Sponsor shall have the exclusive right to designate the nominee to fill the resulting vacancy, and the Principal Shareholders and Holdco shall take all necessary action to cause such replacement designee to be appointed or elected, as applicable, to the board of directors of Holdco. For so long as Sponsor is entitled to designate a Sponsor Designee, Holdco shall include each Sponsor Designee in the slate of nominees recommended by the board of directors of Holdco for election at each applicable meeting of stockholders. Holdco, the Principal Shareholders and Sponsor shall take all necessary action to cause at least one (1) Sponsor Designee to be appointed to each committee of the board of directors of Holdco, subject to applicable independence requirements under NASDAQ rules and applicable Law. Upon each individual becoming a director of the board of directors of Holdco, Holdco will enter into customary indemnification agreements with each such director.

Section 7.9 Holdco Domestication. Subject to receipt of the Holdco Shareholder Approval, at least one (1) Business Day prior to the Effective Time, Holdco shall cause the Holdco Domestication to become effective, including by (a) filing with the office of the Secretary of State of the State of Delaware a Certificate of Corporate Domestication with respect to the Holdco Domestication, in form and substance reasonably acceptable to Holdco and the Company, together with the Certificate of Incorporation of Holdco upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Bylaws of Holdco upon Domestication and (c) completing, making, and procuring all filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Holdco Domestication, including all filings required under Part 12 of the Cayman Companies Act. In accordance with applicable Law, the Holdco Domestication shall provide that at the effective time of the Holdco Domestication, by virtue of the Holdco Domestication, and without any action on the part of any Holdco Shareholder, (i) each then issued and outstanding Holdco Common Share shall convert automatically, on a one-for-one basis, into one Domesticated Holdco Common Share, and (ii) each then issued and outstanding Holdco Warrant shall convert automatically into a warrant to acquire Domesticated Holdco Common Shares in accordance with, and subject to, the terms and conditions of the agreement governing such Holdco Warrant (each, a “Domesticated Holdco Warrant”) (collectively, the “Holdco Conversion”). No fractional Domesticated Holdco Warrants shall be issued in connection with the Holdco Conversion. If a holder of Holdco units would be entitled to receive a fractional Domesticated Holdco Warrant, the aggregate number of Domesticated Holdco Warrants issued to such holder shall be rounded down to the nearest whole number.

Section 7.10 Holdco Extension; Non-Redemption Agreements. Notwithstanding anything to the contrary in this Agreement (including Section 7.7 (Holdco Conduct of Business)), each of Holdco, the Sponsor and their respective Affiliates shall be permitted to enter into, perform its obligations under, and consummate the transactions contemplated by, (i) the non-redemption agreements previously entered into by Holdco and/or the Sponsor with certain Holdco Shareholders in connection with the extension of Holdco’s Business Combination deadline approved in or about May 2026 (the “Existing Non-Redemption Agreements”) and (ii) any additional non-redemption or similar agreements or arrangements with one or more Holdco Shareholders in connection with any extension of Holdco’s Business Combination deadline, the Holdco Shareholder Approval or the Transactions (together with the Existing Non-Redemption Agreements, the “Non-Redemption Agreements”); provided, that no such additional Non-Redemption Agreement shall impose any monetary obligation on the Company or any of its Subsidiaries. For the avoidance of doubt, and for purposes of determining Closing Date Cash, (A) any Holdco Common Shares that are subject to a Non-Redemption Agreement and that are not redeemed in connection with any such extension or the Holdco Shareholder Approval shall remain in the Trust Account, and the cash in respect thereof shall be included in the amount of cash available in the Trust Account under clause (a) of the definition of “Closing Date Cash,” and (B) any incentive or other consideration payable to the applicable Holdco Shareholders in respect of any Non-Redemption Agreement (whether in the form of Founder Shares, Holdco Warrants, cash or otherwise) shall be borne solely by the Sponsor and shall not reduce Closing Date Cash or Net Closing Date Cash or otherwise give rise to any obligation of the Company or any of its Subsidiaries.

Article VIII

JOINT COVENANTS

Section 8.1 Preparation of Joint Proxy Statement/Registration Statement; Shareholders’ Meetings and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the Company’s delivery to Holdco of the PCAOB Financial Statements required for the initial filing of the Registration Statement, (x) Holdco and the Company shall jointly prepare and Holdco and the Company, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Holdco Shareholders relating to the Holdco Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (y) Holdco shall prepare (with the Company’s and Newco’s reasonable cooperation (including causing their Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Holdco Common Shares and Domesticated Holdco Warrants to be issued in connection with the transactions contemplated by this Agreement. The Company and Newco shall promptly provide, and shall cause their respective Subsidiaries and Representatives to promptly provide, all financial statements, financial information and other information concerning the Company, Newco and their respective Subsidiaries reasonably required for the preparation and filing of the Registration Statement, including information reflecting the Company Reorganization, and shall reasonably cooperate in obtaining any required auditors’ consents. Holdco shall not be required to file the Registration Statement before receiving the information required to be included therein. Each of Holdco, the Company and Newco shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Holdco also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action. Each of Holdco and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Registration Statement or any other statement, filing, notice or application made by or on behalf of Holdco, the Company or their respective Subsidiaries to any regulatory authority (including the NASDAQ) in connection with the Merger and the other transactions contemplated by this Agreement (the “Offer Documents”), including in connection with any tax disclosure in any Offer Document relating to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. The Company will cause the Joint Proxy Statement to be mailed to stockholders of the Company and Holdco will cause the Joint Proxy Statement/Registration Statement to be mailed to Holdco Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) Holdco will advise the Company, promptly after Holdco receives notice thereof, of the filing of any supplement or amendment to the Joint Proxy Statement, of the suspension of the qualification of the Holdco Common Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Joint Proxy Statement and any Offer Document each time before any such document is filed with the SEC, and Holdco shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Holdco shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Holdco or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or any Offer Document promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Holdco to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given). Without limiting Section 8.1(a)(i), each party shall provide the other party with reasonable prior notice of any proposed material oral communication with the SEC and, except to the extent prohibited by the SEC, afford the other party a reasonable opportunity to participate therein.

(iii) Each of Holdco and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date it is first mailed to the Holdco Shareholders and at the time of the Holdco Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each party shall assume responsibility for the information relating to it or any of its Subsidiaries supplied by or on behalf of such party specifically for inclusion or incorporation by reference in the Joint Proxy Statement or any other document sent to the Company Shareholders.

(iv) If at any time prior to the Effective Time any information relating to the Company, Holdco or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Holdco, which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders and/or the Holdco Shareholders, as applicable.

(b) Holdco Shareholder Approval. Holdco shall, as promptly as practicable after the date on which the SEC confirms in writing that it will not review the Joint Proxy Statement or that it has no further comments thereon, and, solely with respect to the following clause (1), in any event within thirty (30) Business Days following such date, duly (1) give notice of and (2) convene and hold a general meeting (the “Holdco Shareholders’ Meeting”) in accordance with the Holdco Governing Documents, solely for the purpose of obtaining the Holdco Shareholder Approval and, if applicable, any approvals related thereto, and provide its shareholders with the opportunity to elect to effect a Holdco Share Redemption. Holdco shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Holdco to the State of Delaware by its deregistration as an exempted company incorporated in the Cayman Islands and transfer by way of continuation from the Cayman Islands to the State of Delaware, (B) approval of the change of Holdco’s name to “Dronamics Holdings, Inc.” (or another name as designated by the Company) upon the Effective Time, (C) approval of the Holdco Domestication, including any plan of domestication adopted by the Board of Directors of Holdco, and approval and adoption of the Certificate of Incorporation of Holdco upon Domestication, including separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of Holdco Common Shares in connection with the Merger and the PIPE Investment in accordance with applicable Law and NASDAQ rules, (F) approval of the issuance of more than twenty percent (20%) of Holdco’s outstanding common stock pursuant to the rules of NASDAQ, (G) approval of the presence of a Substantial Shareholder (as defined in NASDAQ Rule 5635(e)(3)) having a greater than five percent (5%) interest in the consideration to be paid in the Transactions, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Joint Proxy Statement or correspondence related thereto, (I) approval of the adoption by Holdco of the equity plans described in Section 7.3, (J) adoption and approval of any other proposals as reasonably agreed by Holdco and the Company to be necessary or appropriate in connection with the Transactions and (K) the adjournment of the Holdco Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”); provided, however, that notwithstanding anything to the contrary herein, there shall be no limit or restriction on Holdco’s Board of Directors’ right to withdraw, amend, qualify or modify its recommendation based on such directors’ finding in good faith (after consulting with legal counsel) that the failure to do so would constitute a breach of their fiduciary duties under applicable Law. Holdco shall promptly notify the Company in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Company. Holdco may only postpone or adjourn the Holdco Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Holdco Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Holdco has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Holdco prior to the Holdco Shareholders’ Meeting.

(c) Company Shareholder Approvals; Newco Stockholder Approvals. The Company shall take all action necessary or advisable to obtain the Company Shareholder Approvals as promptly as practicable and, in any event, prior to implementing the Company Reorganization, and following the Company Reorganization, Newco shall take all action necessary or advisable to obtain the Newco Stockholder Approvals as promptly as practicable and, in any event, prior to the Effective Time. The parties acknowledge that the Company Shareholder Approvals shall be obtained by unanimous written resolution of all of the Company Shareholders under section 193 of the Companies Act, and that the Newco Stockholder Approvals may be obtained by written consent under Section 228 of the DGCL. The Company and Newco shall promptly deliver to Holdco copies of the resolutions and written consents evidencing such approvals.

(d) Merger Sub Stockholder Approval. Promptly following the execution and delivery of this Agreement, and in any event within two (2) Business Days thereafter, Holdco, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt this Agreement, the Merger and the other Transactions by written consent executed in accordance with Section 228 of the DGCL, and shall deliver a copy of such written consent to the Company and Newco.

Section 8.2 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Holdco and the Company shall each, and shall each cause their respective Subsidiaries to: (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties that Holdco, Newco, the Company or their respective Subsidiaries are required to obtain in connection with the Transactions, including the Company Reorganization, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing and except as otherwise provided in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract (other than this Agreement and the agreements contemplated hereby) to which the Company or any of its Subsidiaries is a party.

Section 8.3 Tax Matters.

(a) Holdco Domestication Intended Tax Treatment. Except as otherwise provided under this Agreement, none of the parties shall (and each party shall cause its respective Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Holdco Domestication to fail to qualify for the Holdco Domestication Intended Tax Treatment. The parties intend to report and shall report, for U.S. federal income tax purposes, and shall not take any position inconsistent with the Holdco Domestication Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each party agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Holdco Domestication Intended Tax Treatment by any Governmental Authority.

(b) Company Reorganization Intended Tax Treatment. Except as otherwise provided under this Agreement, none of the parties shall (and each party shall cause its respective Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Company Reorganization to fail to qualify for the Company Reorganization Intended Tax Treatment. The parties intend to report and shall report, for U.S. federal income tax purposes, and shall not take any position inconsistent with the Company Reorganization Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code).

(c) Merger Intended Tax Treatment. Except as otherwise provided under this Agreement, none of the parties shall (and each party shall cause its respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Merger Intended Tax Treatment. The parties intend to report and shall report, for U.S. federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise) the Merger Intended Tax Treatment, unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each party agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Merger Intended Tax Treatment by any Governmental Authority.

(d) If the SEC (or its staff) requires any opinion with respect to the Company Reorganization Intended Tax Treatment or the Merger Intended Tax Treatment, the Company shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its applicable tax advisor. If the SEC (or its staff) requires any opinion with respect to the Holdco Domestication Intended Tax Treatment, Holdco shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. To the extent that any opinion described in this Section 8.3(d) is required, each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to cooperate with one another and their respective tax advisors in connection with the issuance of such opinion. Such cooperation shall include using reasonable best efforts to deliver any certificates (dated as of the necessary date and signed by an appropriate officer of such party) containing customary, necessary and appropriate representations that are reasonably requested by a party hereto in connection with such opinion.

(e) The parties intend that this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to each of the Intended Tax Treatments.

Section 8.4 Section 16 Matters. Prior to the Effective Time, each of the Company and Holdco shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or acquisitions of Holdco Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5 Cooperation with Financing.

(a) Prior to Closing, each of the Company and Holdco shall, and each of them shall cause its respective Representatives (as applicable) to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing in the Company or Holdco shall be subject to the parties’ mutual agreement), including (i) by providing such information and assistance (including available financial statements and other financial data relating to the Company and its Subsidiaries) as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Holdco, or their respective auditors.

(b) From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Holdco shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the Holdco Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Holdco and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless as set forth in Section 5.12 of the Holdco Disclosure Letter or otherwise mutually agreed by the Company and Holdco in writing.

Section 8.6 PIPE Subscriptions. Prior to the earlier of the Closing and the valid termination of this Agreement in accordance with Article X:

(a) Holdco shall use its reasonable best efforts to (i) obtain the PIPE Investment, enforce the obligations of the PIPE Investors under the Subscription Agreements, and consummate the purchases contemplated by the Subscription Agreements on the terms and subject to the conditions set forth therein, (ii) satisfy all conditions to the PIPE Investment set forth in the Subscription Agreements that are within Holdco’s control, and (iii) satisfy and comply with its obligations under the Subscription Agreements. Holdco and the Company shall each use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective representatives to, cooperate with the other party and its representatives in connection with the matters specified in this Section 8.6.

(b) Any equity or equity-linked financing of Holdco or the Company that occurs after the execution of this Agreement shall require the prior written consent of each of Holdco and the Company, acting in good faith; provided that no such consent shall be required for, and this Section 8.6(b) shall not apply to, (i) the Company Convertible Notes and any other Company financing permitted or contemplated by this Agreement, (ii) any Permitted Financing and (iii) the Existing Non-Redemption Agreements, any additional Non-Redemption Agreements permitted under Section 7.10, and any working capital, extension or similar loans made by the Sponsor or any of its Affiliates to Holdco.

(c) The parties shall reasonably cooperate, and shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed), in respect of the production of any materials or presentations provided or disclosed in connection with the PIPE Investment, and Holdco, the Company or the Sponsor may conduct a roadshow in connection therewith prior to or following the execution of this Agreement. For the avoidance of doubt, except as otherwise provided in this Agreement, each party shall remain subject to the Confidentiality Agreement in connection with any disclosure made pursuant to this Section 8.6.

(d) The parties agree that the PIPE Investment shall be conducted in reliance on an available exemption from the registration requirements of the Securities Act, including Section 4(a)(2) thereof and/or Rule 506 of Regulation D.

(e) Holdco shall not consummate the PIPE Investment if (i) the Holdco Common Shares to be issued by Holdco in connection with the PIPE Investment are priced below $10.00 per share, or (ii) the PIPE Investment includes warrants or other structural enhancements, in each case unless the Company provides its prior written consent; provided, however, that neither the restrictions in clauses (i) and (ii) nor the Company’s prior written consent shall apply to or be required for any discount, rebate, incentive or other consideration provided to one or more PIPE Investors in connection with the PIPE Investment to the extent such discount, rebate, incentive or consideration is satisfied solely by the Sponsor through the transfer or forfeiture of Founder Shares (or other Holdco Common Shares or Holdco Warrants held by the Sponsor), is borne solely by the Sponsor, and does not (x) reduce the cash purchase price per share payable to Holdco in respect of the Holdco Common Shares issued by Holdco in the PIPE Investment below $10.00 per share, (y) reduce Closing Date Cash or Net Closing Date Cash, or (z) give rise to any obligation of, or require the issuance of any additional securities by, Holdco or the Company (as distinct from the Sponsor).

(f) Unless otherwise consented to in writing by the Company, Holdco shall not amend, modify or waive any provision of, or any remedy under, any Subscription Agreement, or consent to or permit any termination or replacement thereof; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and that in each case does not affect any economic or other material term, shall not require the prior written consent of the Company so long as Holdco has provided the Company no less than five (5) Business Days’ prior written notice thereof (including the form thereof). For purposes of the foregoing, any amendment, modification or waiver shall be deemed material if it (i) reduces or would reasonably be expected to reduce the amount of the PIPE Investment available under any Subscription Agreement, (ii) imposes new or additional conditions, or otherwise expands, amends or modifies any of the conditions, to the receipt of the PIPE Investment, or (iii) prevents, impedes or delays, or would reasonably be expected to prevent, impede or delay, the consummation of the Transactions. Without limiting the generality of the foregoing, Holdco shall give the Company prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Holdco; (B) of the receipt of any notice or other communication from any PIPE Investor with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any provision thereof; and (C) if Holdco does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner, or from one or more of the PIPE Investors contemplated by the Subscription Agreements.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Holdco, Merger Sub, Newco and the Company. The respective obligations of Holdco, Merger Sub, Newco and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing only by Holdco and the Company (if permissible, which waiver may be given or withheld at each such party’s sole discretion) at or prior to the Closing:

(a) The Holdco Extension Approval shall have been duly obtained, if applicable, and shall remain in full force and effect;

(b) The Holdco Shareholder Approval shall have been duly obtained and shall remain in full force and effect;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) All required filings under the HSR Act and any other applicable Antitrust and Foreign Investment Laws shall have been made and completed, and (i) any applicable waiting period (and any extension thereof) under the HSR Act or any other applicable Antitrust and Foreign Investment Laws in connection with the Transactions shall have expired or been terminated, and (ii) the clearances, approvals, permits, authorizations and consents required to be obtained under any Antitrust and Foreign Investment Laws shall have been obtained, or deemed obtained in accordance with applicable Law (including by the expiration or termination of any applicable waiting period), and shall be in full force and effect;

(e) There shall not be in force any Governmental Order or Law (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that makes the Transactions illegal or otherwise enjoining, preventing or prohibiting the consummation of the Transactions;

(f) There shall not be pending any Legal Proceedings by any Governmental Authority of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or any other Transaction;

(g) The Holdco Common Shares to be issued in connection with the Merger and the Domesticated Holdco Warrants (or Holdco Warrants, as converted) shall have been conditionally approved for listing on NASDAQ (or such other U.S. national securities exchange as may be mutually agreed by Holdco and the Company), subject to run-off of Holdco’s current listing and official notice from NASDAQ (or such other exchange) of such issuance with respect to Holdco’s post-combination listing;

(h) The Holdco Domestication shall have been completed in accordance with Section 7.9, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(i) The Company Reorganization shall have been completed pursuant to this Agreement (including pursuant to Section 6.6(f)) and be in full force and effect;

(j) The Company Shareholder Approvals shall have been duly obtained and shall remain in full force and effect; and

(k) The Newco Stockholder Approvals shall have been duly obtained and shall remain in full force and effect.

Section 9.2 Conditions to Obligations of Holdco and Merger Sub. The obligations of Holdco and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Holdco (if permissible, which waiver may be given or withheld at Holdco’s sole discretion):

(a) (i) Each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.6, 4.7 and 4.16 (and, in respect of Sections 4.1, 4.3, 4.6, and 4.16, the representations and warranties made by Newco pursuant to the Newco Joinder), together with the additional representations and warranties of Newco set forth in Sections 6.6(h)(i) through 6.6(h)(iv) (the “Company Fundamental Representations”) shall be true and correct in all respects, except for any de minimis inaccuracies, in each case as of the Closing Date, as if made at and as of that time, except with respect to such representations and warranties which speak as of a specific date or time, which representations and warranties shall be true and correct in all respects at and as of such date or time, and (ii) each of the representations and warranties of the Company and Newco contained in this Agreement or made pursuant to the Newco Joinder, as applicable, other than the Company Fundamental Representations (disregarding in each case any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made at and as of that time, except with respect to such representations and warranties which speak as of a specific date or time, which representations and warranties shall be true and correct at and as of such date or time, except for inaccuracies or omissions that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company and Newco to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The Company shall have delivered to Holdco a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled or waived;

(d) Since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect;

(e) The consents, approvals, authorizations and waivers described in Section 6.6(a) shall have been obtained and remain in full force and effect;

(f) The Extraordinary Resolution described in Section 3.3(b)(ii) shall have been passed (or all Legacy Notes shall have been repaid or converted);

(g) Newco shall have duly executed and delivered the Newco Joinder, in form and substance reasonably satisfactory to Holdco, and the Newco Joinder shall be in full force and effect;

(h) The agreements described in Section 3.3(c) shall have been obtained from each holder of a Strategic Investor Instrument; and

(i) The Company shall have delivered, or caused to be delivered, to Holdco the applicable items set forth in Section 2.3(d)(i).

Section 9.3 Conditions to the Obligations of the Company and Newco. The obligations of the Company and Newco to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (if permissible, which waiver may be given or withheld at Company’s sole discretion):

(a) (i) Each of the representations and warranties of Holdco contained in Sections 5.1, 5.2, 5.3, 5.8 and 5.12 (the “Holdco Fundamental Representations”) of this Agreement shall be true and correct in all respects, except for any de minimis inaccuracies, in each case as of the Closing Date, as if made at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) each of the representations and warranties of Holdco contained in this Agreement other than the Holdco Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Holdco Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, have, or reasonably be expected to have, a Holdco Material Adverse Effect;

(b) Each of the covenants of Holdco to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Holdco shall have delivered to the Company a certificate signed by an officer of Holdco, dated the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled or waived;

(d) Since the date of this Agreement through the Closing Date, there shall not have been any Holdco Material Adverse Effect;

(e) The Net Closing Date Cash shall be no less than Twenty-Five Million Dollars ($25,000,000) (the “Minimum Cash Condition”);

(f) The directors designated pursuant to Section 7.8 shall have been appointed in accordance with the DGCL and the Holdco Governing Documents to serve on the board of directors of Holdco effective as of immediately following the Closing;

(g) Holdco shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Holdco immediately prior to the Closing, and all such funds released from the Trust Account shall be available to Holdco in respect of all or a portion of Holdco’s payment obligations set forth in Section 7.4 and the payment of Holdco’s fees and expenses incurred in connection with this Agreement and the Transactions; and

(h) Holdco shall have delivered, or caused to be delivered, to the Company the applicable items set forth in Section 2.3(d)(ii).

Article X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by written consent of the Company and Holdco;

(b) by either the Company or Holdco by written notice to the other party, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise enjoining, preventing or prohibiting consummation of the Transaction;

(c) by either the Company or Holdco by written notice to the other party, if the Holdco Extension Approval shall have not been obtained (i) at the Extension Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, if applicable or (ii) on or prior to the applicable deadline for obtaining such approval, if the Extension Shareholders’ Meeting has not been held by such date;

(d) by either the Company or Holdco by written notice to the other party, if the Holdco Shareholder Approval shall not have been obtained by reason of the failure to obtain such Holdco Shareholder Approval at the Holdco Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice to the Company from Holdco if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Holdco of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (iii) subject to the Holdco Extension Approval, the Closing has not occurred on or before May 8, 2027 (the “End Date”), unless Holdco is in material breach of any representation, warranty or other agreement contained herein and such breach is the primary reason for the Closing not occurring on or before such date;

(f) by written notice to Holdco from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Holdco set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Holdco Breach”), except that, if any such Terminating Holdco Breach is curable by Holdco through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Holdco of notice from the Company of such breach, but only as long as Holdco continues to exercise such reasonable best efforts to cure such Terminating Holdco Breach (the “Holdco Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Holdco Breach is not cured within the Holdco Cure Period, (ii) the Closing has not occurred on or before the End Date, unless the Company or Newco is in material breach of any representation, warranty, covenant or other agreement contained herein and such breach is the primary reason for the Closing not occurring on or before such date, or (iii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(g) by written notice to the Company from Holdco if, within thirty (30) days following the date hereof, any Principal Shareholder has failed to execute and deliver to Holdco a Transaction Support and Voting Agreement in accordance with Section 6.7.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, the Transactions shall be abandoned without further action by the parties, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, each of whom shall be relieved and released from any related liabilities, except that, notwithstanding anything herein to the contrary, (i) the provisions of Section 10.2 and Article XI (including the Confidentiality Agreement), shall survive any termination of this Agreement and (ii) neither Holdco nor the Company shall be relieved or released from any liabilities arising out of fraud or its willful breach of any covenant or agreements of this Agreement prior to such termination.

Article XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Each of the Company and Newco acknowledge that Holdco is a blank check company and that substantially all of Holdco’s assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Holdco, certain of its public shareholders and the underwriters of the IPO. Each of the Company and Newco hereby irrevocably waive any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Holdco; provided that (x) nothing herein shall serve to limit or prohibit the Company’s or Newco’s right to pursue a claim against Holdco for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Holdco to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Holdco Share Redemptions) in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Holdco’s ability to fulfill its obligation to effectuate the Holdco Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company or Newco may have in the future against Holdco’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver.

(a) Any party to this Agreement may extend the time for performance of any obligation of another party or waive any of the terms or conditions of this Agreement for its benefit. Any extension or waiver under this Section 11.2 shall be effective only if made in writing and executed by the party granting such extension or waiver; provided that any waiver of a condition set forth in Section 9.1 shall be effective only if made in writing and executed by each of Holdco and the Company.

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder, or any abandonment or discontinuance of steps to enforce such right, power or remedy, shall operate as a waiver thereof or of such party’s right to demand exact compliance with the terms hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations, unless, and solely to the extent, expressly set forth therein.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Holdco or Merger Sub at or prior to the Closing, to:

GP-Act III Acquisition Corp.
300 Park Avenue, 2nd Floor

New York, New York 10022
Attention: Rodrigo Boscolo
Email: rodrigo.boscolo@gp-investments.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Av. Brigadeiro Faria Lima, 3311, 7th Floor

04538-133 São Paulo, SP

Brazil
Attention: J. Mathias von Bernuth, Esq.; and Carlo von Hanstein, Esq.
Facsimile: (212) 370-7889
Email: Mathias.vonBernuth@skadden.com; Carlo.VonHanstein@skadden.com

(b)	If to the Company or Newco prior to or after the Closing or to Holdco after the Closing, to:

Dronamics Group Limited
45 Mespil Road , Dublin 4, D04W2F1, Ireleand
Attention:     Svilen Andreev Rangelov
Telecopy No.:  +359879959689
Email:    svilen@dronamics.com

with copies to (which shall not constitute notice):

Paul Hastings LLP

515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Deyan Spiridonov; Joseph C. Swanson; Jeff Hartlin

Email: spiri@paulhastings.com; jswanson@paulhastings.com; jeffhartlin@paulhastings.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the past, present and future officers and directors of the Company, Newco and Holdco (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Newco Stockholders and holders of Newco SAFEs, Newco Convertible Notes, Newco Options and Strategic Investor Instruments shall be intended third-party beneficiaries of, and may enforce, Article II and Article III solely with respect to their respective rights to receive the consideration expressly payable to them thereunder, in each case subject to the terms and conditions of this Agreement, (iii) the past, present and future Representatives of Holdco and the Company, as applicable (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16, and (iv) the members of the Sponsor Group and Skadden, Arps, Slate, Meagher & Flom LLP (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 11.18.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement (including Section 7.1(e)), each party shall be responsible for and pay its own costs, fees and expenses incurred in connection with this Agreement the Ancillary Documents and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing shall occur, Holdco shall pay or cause to be paid, in accordance with Section 3.12(a) and Section 3.12(b), the Holdco Transaction Expenses and the Company Transaction Expenses.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that the corporate actions required to implement the Company Reorganization, solely to the extent mandatorily governed by the Laws of Ireland (and the exercise of, and the compliance by the Company’s directors with, their fiduciary duties to the Company and its shareholders), shall be governed by, and construed in accordance with, the Laws of Ireland.

Section 11.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No party shall be bound by any contractual obligation to the other parties (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

Section 11.9 Company and Holdco Disclosure Letters. The Company Disclosure Letter and the Holdco Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Holdco Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the applicable Disclosure Letter, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter, the Holdco Disclosure Letter, any Exhibits hereto and the Ancillary Documents), (ii) the Convertible Note Agreement and related Note Subscription Letter, and (iii) that certain Non-Disclosure Agreement, dated as of June 17, 2026, between GP Investments, Ltd. and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby; provided that nothing in this Section 11.10 shall supersede, amend, limit or otherwise affect the Convertible Note Agreement, the Note Subscription Letters or any rights or obligations thereunder, each of which shall remain in full force and effect in accordance with its terms. No representations, warranties, covenants, understandings, arrangements, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth in this Agreement (including the Company Disclosure Letter and the Holdco Disclosure Letter), the Ancillary Documents, the Confidentiality Agreement, the Convertible Note Agreement and related Note Subscription Letter.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Confidentiality; Publicity.

(a) Holdco acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the Confidentiality Agreement, the provisions of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Holdco shall be permitted to disclose, to the extent required by applicable securities Law (including the Exchange Act) or stock exchange rule or any disclosure obligations agreed in the Subscription Agreements entered into in accordance with Section 8.6, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(b) All press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Holdco and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(b) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(b).

(c) The restriction in Section 11.12(b) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. For the avoidance of doubt, disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related Antitrust and Foreign Investment Law filing shall be deemed not to violate this Agreement.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party for liability with respect to fraud committed by such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Non-Survival. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Holdco and the Company, on behalf of themselves and their respective successors and assigns (including Newco and, following the Effective Time, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the Sponsor, the shareholders or holders of other equity interests of Holdco or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and the Company, Newco, Holdco, any of their respective Subsidiaries and/or the Newco Pre-Closing Holders, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Holdco and/or the Sponsor prior to the Closing may represent any member of the Sponsor Group in such dispute even though the interests of such Persons may be directly adverse to Holdco, and even though such counsel may have represented Holdco in a matter substantially related to such dispute, or may be handling ongoing matters for Holdco and/or the Sponsor, and each of Holdco and the Company, for itself and on behalf of its respective shareholders, members, representatives, Affiliates and successors and assigns, hereby consents to such representation and irrevocably waives (and agrees not to assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Holdco and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Holdco and/or the Sponsor prior to the Closing and any one or more such Persons that were made in connection with the negotiation, preparation, execution, delivery or performance of, or any dispute arising out of or relating to, this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, the attorney/client privilege and the expectation of client confidence belongs to the Sponsor Group, and shall not pass to or be claimed or controlled by Holdco (after giving effect to the Closing) and the Company; provided that the Sponsor Group shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. None of Holdco, the Company or any of their respective Subsidiaries or Affiliates may use or rely on any such privileged communications of the Sponsor Group, whether located in the files, records or email systems of Holdco, the Company or any of their respective Subsidiaries or otherwise, in any dispute or Legal Proceeding against or involving any member of the Sponsor Group after the Closing, and each of them agrees not to assert that any attorney/client privilege has been waived as to any such privileged communications. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Holdco, or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Holdco and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates prior to the Closing (collectively, the “Company Group”), on the one hand, and (y) any member of the Sponsor Group, on the other hand, any legal counsel, including Paul Hastings LLP that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Holdco and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Paul Hastings LLP) that represented the Company and/or the Company Group prior to the Closing and any one or more such Persons that were made in connection with the negotiation, preparation, execution, delivery or performance of, or any dispute arising out of or relating to, this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Group, and shall not pass to or be claimed or controlled by Holdco. Notwithstanding the foregoing, any privileged communications or information shared by Holdco prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Holdco.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GP-ACT III ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory

By:	/s/ Rodrigo Boscolo
	Name:	Rodrigo Boscolo
	Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

DRONAMICS GROUP LIMITED

By:	/s/ Svilen Rangelov
	Name:	Svilen Rangelov
	Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

Exhibit A

Sponsor Letter Agreement

[See attached.]

Exhibit B

Form of Transaction Support and Voting Agreement

[See attached.]

Schedule A

Principal Shareholders

Konstantin Rangelov

Svilen Rangelov

Boyko Iaramov

Speedinvest

Eleven Capital